Exhibit 1.4

Execution

Confidential

CERTAIN INFORMATION (INDICATED BY “[***]”) HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE (I) SUCH INFORMATION IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

by and between

AskGene Pharma, Inc.

and

Visara, Inc.

Dated as of October 15, 2025

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS 1

Article 2 LICENSES AND EXCLUSIVITY 13

Article 3 GOVERNANCE 15

Article 4 DEVELOPMENT 17

Article 5 REGULATORY 18

Article 6 MANUFACTURING AND SUPPLY 19

Article 7 COMMERCIALIZATION 19

Article 8 FINANCIALS 20

Article 9 INTELLECTUAL PROPERTY 27

Article 10 REPRESENTATIONS, WARRANTIES AND COVENANTS 31

Article 11 INDEMNIFICATION 35

Article 12 CONFIDENTIALITY 37

Article 13 TERM AND TERMINATION 40

Article 14 DISPUTE RESOLUTION 45

Article 15 MISCELLANEOUS 46

i

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of October 15, 2025 (the “cuExecution Date”) by and among AskGene Pharma, Inc. a corporation organized and existing under the laws of Delaware USA, with a registered address at 5217 Verdugo Way, Suite A, Camarillo, CA 93012 (“Licensor”), and Visara, Inc., a Delaware corporation with a registered office at 1209 Orange Street, in the city of Wilmington, County of New Castle, Delaware 19801 (“Visara”). Licensor and Visara are referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

Licensor and its Affiliates Control certain Patent Rights and Know-How relating to the Licensed Antibodies and Licensed Products.

Licensor desires to grant, and Visara desires to receive, a license under such Patent Rights and Know-How to permit Visara to Develop, Manufacture, and Commercialize the Licensed Antibodies and Licensed Products in the Territory (all as defined below), in accordance with the terms and conditions set forth herein.

Visara is a wholly owned subsidiary of I-MAB, a Cayman Islands company having its principal executive offices at 2440 Research Boulevard, Suite 400, Rockville, MD 20850 (“I-MAB”) and is scheduled to receive capital injection by I-MAB as part of Visara’s series A financing, the proceeds of which shall be used by Visara to obtain this license under this Agreement and fund the global development of the Licensed Antibodies and Licensed Products. The Parties acknowledge and agree that Visara’s series A funding is a condition precedent of Licensor’s obligations under this Agreement.

NOW THEREFORE, the Parties agree as follows:

Article 1

DEFINITIONS
1.1
“Accounting Standard” means International Financial Reporting Standards (IFRS) or Generally Acceptable Accounting Principles (GAAP), consistently applied per the practice of each Party as of the Effective Date.
1.2
“Acquisition Deal” has the meaning set forth in Section 8.2(b).
1.3
“Appraised Value” has the meaning set forth in Section 8.2(b).
1.4
“Visara” has the meaning set forth in the Preamble.
1.5
“Visara Indemnitees” has the meaning set forth in Section 11.1 (Indemnification by Licensor).
1.6
“Licensor Phase I and II Data” has the meaning set forth in Section 4.2 (Date Transfer. Phase I and II Data in the Territory).
1.7
“Affiliate” means, with respect to a Party, a Person, corporation, partnership, or other entity that controls, is controlled by, controlling or is under common control with such Party, but only for so long as such control will continue. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by”, “controlling” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than 50% of the voting stock of such entity, or by contract or otherwise. Notwithstanding the foregoing or any provision to the contrary in this Agreement, for the purpose of this Agreement, Affiliates of Visara only include any entity that 1) controls Visara, 2) is controlled by Visara, 3) is I-MAB or its controlled subsidiary, 4) is Everest Medicines Limited, a Cayman Islands company with its registered office at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands or its controlled subsidiary. Any other entity that under common control with Visara, for example, CBC Group portfolio companies, shall not be deemed as “Affiliates” of Visara but as the Third Parties for the purpose of this Agreement.
1.8
“Agreement” has the meaning set forth in the Preamble.
1.9
“ANG-2” means [***].
1.10
“Antibody” means an antibody, or a fragment thereof or derived therefrom, alone or in combination with any Other Component (including another antibody or antibody fragment). For clarity, a fragment may be synthetic, enzymatically obtainable or genetically engineered polypeptides and include portions of an immunoglobulin that bind an antigen, such as [***].
1.11
“Backup Molecules” means any and all Antibodies that are the subject of any research and development for ophthalmology by Licensor or its Affiliates and that are capable of inhibiting [***]. The Backup Molecules existing as of the Effective Date are set forth on Schedule 1.11 (Backup Molecules), and additional Backup Molecules may be added to the schedule by the Parties through mutual agreement from time to time.
1.12
“Bankruptcy Code” means Section 365(n) of title 11 of the United States Code (as amended or any replacement thereof).
1.13
“Biosimilar Product” means, with respect to a Licensed Product that has received Regulatory Approval in a country or region in the Territory (as applicable), a biologic therapeutic sold in the Territory not authorized by or on behalf of Visara (with respect to the Territory), (a) that has been licensed as a biosimilar or interchangeable product by FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)) or considered by the applicable Regulatory Authority as a “similar biological medicinal product” pursuant to EU Directive 2001/83/EC, in each case, as may be amended, or any subsequent or superseding law, statute or regulation, (b) that has otherwise received Regulatory Approval as a generic, biosimilar, bioequivalent, or interchangeable product from another applicable Regulatory Authority in such country, or, in each case, (a) or (b), an analogous law, statute, or regulation, or (c) that has achieved analogous regulatory Marketing Approval from a Regulatory Authority in another jurisdiction in reliance on the fact of, or the data supporting, the prior approval of such Licensed Product by such Regulatory Authority.
1.14
“BLA” means a Biologics License Application submitted to the FDA pursuant to 21 U.S.C. §601.2, for purposes of obtaining Regulatory Approval for a new biologic in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.
1.15
“Blocking IP” has the meaning set forth in Section 2.5 (Third Party In-Licenses).
1.16
“Breaching Party” has the meaning set forth in Section 13.3(a) (Termination for Material Breach).
1.17
“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in the State of California or Shanghai, China are required by applicable law to remain closed.

1.18
“Calendar Quarter” means a period of three consecutive months ending on the last day of March, June, September, or December, respectively.
1.19
“Calendar Year” means a period of 12 consecutive months beginning on January 1 and ending on December 31.
1.20
“cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the applicable laws the Territory corresponding to (a) through (c) above, each as may be amended and applicable from time to time.
1.21
“Claim” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.22
“Clinical Trial” means a study in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of such product, including a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IV Clinical Trial, and a Global Clinical Trial.
1.23
“CMO” means a contract manufacturing organization.
1.24
“Combination Product” means a Licensed Product (a) in which a Licensed Antibody is sold in combination with any Other Component, or (b) that is defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent, in each case (a) or (b), whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price.
1.25
“Commercialization” means, with respect to a pharmaceutical or biologic product (whether in monotherapy or as part of a Combination Product), any and all activities directed to the marketing, promotion, importation, distribution, pricing, Pricing and Reimbursement Approval, offering for sale, or sale of such pharmaceutical or biologic product, and interacting with Regulatory Authorities regarding the foregoing. “Commercialize” and “Commercial” will be construed accordingly.
1.26
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Visara or its Affiliate with respect to any objective, activity, or goal related to a Licensed Product under this Agreement, those efforts that a biotechnology company of similar size and scope as Visara developing products similar to Visara would normally use to accomplish such objective, activity, or decision, and specifically means the carrying out of activities using efforts that such biotechnology company developing products similar to Visara would normally devote to a product at a similar stage in its development or product life and of similar market potential, strategic importance, and profit potential (taking into account payments under this Agreement), based on conditions then prevailing and taking into account efficacy, safety, approved labeling, profitability, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, and all other relevant factors. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for the applicable Licensed Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of such Licensed Product and the market or country involved. Licensor expressly understands and accepts that the use of Commercially Reasonable Efforts may result in Visara ceasing the Development or Commercialization of a Licensed Product (in whole or in part), and that once Development for a Licensed Product has ceased in compliance with this Agreement,

Commercially Reasonable Efforts does not require the continued re-evaluation of whether Development or Commercialization, as applicable, must be re-initiated for such Licensed Product.
1.27
“Confidential Information” has the meaning set forth in Section 12.1 (Confidentiality; Exceptions).
1.28
“Control” or “Controlled” means (a) the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (i) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patent Right, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Right, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((i) and (ii)), (A) without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense and (B) with respect to any Patent Right, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights in-licensed by Visara pursuant to Section 2.5 (Third Party In-Licenses), Visara will only be deemed to Control such rights if Licensor agrees to assume all financial and other obligations under any arrangement or agreement with the applicable Third Party that are applicable to Licensor’s exercise of the relevant Patent Right, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights in the Territory; and (b) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license or sublicense of Patent Rights that claim such product or proprietary Know-How that is used in connection with the Exploitation of such product.
1.29
“CPA Firm” has the meaning set forth in Section 8.6(a) (Books and Records; Audit Rights).
1.30
“Development” means, with respect to any product, any and all development or regulatory activities that relate to obtaining, maintaining or expanding Regulatory Approval of such product, including any and all activities related to the research, profiling, characterization, pre‑clinical development, or nonclinical studies of such product, clinical drug development activities conducted before or after obtaining Regulatory Approval for such product that are reasonably related to or leading to the development, preparation, or submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, expanding or maintaining Regulatory Approval of such product, together with all activities related to pharmacokinetic profiling, design and conduct of Clinical Trials (including Phase IV Clinical Trials and Clinical Trials pertaining to additional presentations for a product, and statistical analysis and report writing) of such product, pharmacovigilance activities, adverse event reporting, and regulatory affairs, statistical analysis, report writing and the creation and submission of regulatory submissions related to the foregoing (including the services of outside advisors and consultants in connection therewith); but excluding, in each case, any activities directed to Commercialization or Manufacturing. “Developing” and “Developed” will be construed accordingly.
1.31
“Development Milestone Event” has the meaning set forth in Section 8.3(a) (Development Milestones).
1.32
“Development Milestone Payment” has the meaning set forth in Section 8.3(a) (Development Milestones).

1.33
“Effective Date” has the meaning set forth in Section 8.1 (Upfront Payment).
1.34
“Executive Officer” means (a) in the case of Visara, the chief executive officer or executive chairman of Visara, and (b) in the case of Licensor, the chief executive officer of Licensor.
1.35
“Exploit” and “Exploitation” have the meaning set forth in Section 2.1 (License to Visara).
1.36
“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
1.37
“Field” means any and all uses.
1.38
“First Commercial Sale” means, with respect to a Licensed Product in a country or region in the Territory, the first sale to a Third Party of such Licensed Product in such country or region after Regulatory Approval and Pricing and Reimbursement Approval (where Pricing and Reimbursement Approval is applicable for the Commercialization of any Licensed Product in such country or region) have been obtained. First Commercial Sale excludes transfers of Licensed Product to Third Parties as bona fide samples, as donations, for the performance of Clinical Trials, or for similar purposes in accordance with applicable law pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program.
1.39
“Force Majeure” has the meaning set forth in Section 15.2 (Force Majeure).
1.40
“Fully Burdened Manufacturing Costs” means, with respect to any Licensed Antibody or Licensed Product, supplied by or on behalf of the applicable Party to the other Party or its Affiliates hereunder:

if and to the extent such Licensed Antibody or Licensed Product is Manufactured by a CMO, the actual invoiced costs from the CMO that are solely and specifically related to the Manufacture of any Licensed Antibody or Licensed Product for the other Party, including any incremental handling and administrative cost incurred by the applicable Party; or

if and to the extent such Licensed Antibody or Licensed Product is Manufactured (including performance of any of the following Manufacturing activities for the benefit of, or in conjunction with, the activities of any CMO that is Manufacturing such Licensed Antibody or Licensed Product or component thereof) by a Party or its Affiliate, the actual, fully burdened costs that are directly attributable to such Manufacturing, including the actual costs of materials (including materials supplied to a CMO engaged by such Party to Manufacture the applicable product or component thereof), direct labor, ordinary course quality assurance costs, stability testing cost, characterization testing, quality control, costs of engineering runs, release testing of drug substance and drug product, equipment maintenance costs, and other costs variable with production, scale-up expenses, customs and duty and charges levied by governmental authorities, all costs of packaging, the cost of freight into or between Manufacturing sites, which will be calculated in accordance with the applicable Accounting Standards. Notwithstanding the foregoing, Fully Burdened Manufacturing Cost will be computed on a theoretical full-capacity basis, and no overhead, equipment, or facilities costs will be included for unutilized, vacant, or dormant facilities or equipment (and Manufacturing overhead costs related to an underutilized facility or underutilized equipment will be allocated proportionately over the entire Manufacturing production (based on a theoretical full-capacity production schedule) of the facility and applicable equipment, whether or not the entire Manufacturing facility is being utilized).

1.41
“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.42
“Global Clinical Trial” means a Clinical Trial of a Licensed Product in the Field that includes sufficient clinical sites or study subjects to achieve Regulatory Approval for the indication associated with such Clinical Trial in at least one country or jurisdiction within the Territory and at least one country or jurisdiction within the Territory.
1.43
“GLP” means all applicable Good Laboratory Practice standards, including, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent applicable laws in the Territory, each as may be amended and applicable from time to time.
1.44
“IND” means (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”) and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical or biologic product in humans in such jurisdiction.
1.45
“Indemnified Party” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.46
“Indemnifying Party” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.47
“Initial Technology Transfer” has the meaning set forth in Section 2.6(a) (Initial Technology Transfer).
1.48
“Initiation” means, with respect to a given Clinical Trial, the administration of the first dose of Licensed Product to the first patient in such Clinical Trial.
1.49
“Insolvency Event” means circumstances under which a Party (a) has a receiver or similar officer appointed over all or substantially all of such Party’s assets, (b) the institution of any bankruptcy, receivership, insolvency, reorganization, or other similar proceedings by or against the other Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, (c) makes an assignment for the benefit of its creditors (other than relating to a solvent restructuring), or (d) any corporate action taken by the board of directors of such Party in furtherance of any of the foregoing actions.
1.50
“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures and any other know-how, and any physical embodiments of any of the foregoing.
1.51
“Licensed Antibody” means (a) the Antibody known as ASKG712 and all derivatives thereof, and (b) all Backup Molecules. The amino acid and nucleotide sequences of ASKG712 are set forth as Schedule 1.51 (Licensed Antibody).
1.52
“Licensed Product” means any product that includes a Licensed Antibody in any and all (current and future) forms, formulations, dosages and delivery modes, and any improvements to any of the foregoing.
1.53
“Licensor” has the meaning set forth in the Preamble.
1.54
“Licensor Indemnitees” has the meaning set forth in Section 11.2 (Indemnification by Visara).
1.55
“Licensor Know-How” means any Know-How Controlled by Licensor or any of its Affiliates as of the Effective Date, that is necessary or reasonably useful to Exploit any Licensed Antibody or Licensed Product.
1.56
“Licensor Manufacturing Technology” has the meaning set forth in Section 2.6(b) (Manufacturing Technology Transfer).
1.57
“Licensor Phase I and II Data” has the meaning set forth in Section 4.2 (Data Transfer. Phase I and II Data in the Territory).
1.58
“Licensor Patent Rights” means any Patent Rights Controlled by Licensor or any of its Affiliates as of the Effective Date that (a) cover any Licensor Know-How or (b) are otherwise necessary or reasonably useful to Exploit any Licensed Antibody or Licensed Product. All Licensor Patent Rights existing as of the Effective Date are listed on Schedule 1.58 (Licensor Patent Rights).
1.59
“Licensor Technology” means any and all Licensor Patent Rights and Licensor Know-How.
1.60
“Licensed Territory” means, collectively, Singapore, Thailand, Malaysia, Indonesia, Vietnam, the People’s Republic of China, Taiwan, Macau, Hong Kong, Korea, and India.
1.61
“Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.
1.62
“Manufacturing Technology Transfer” has the meaning set forth in Section 2.6(b) (Manufacturing Technology Transfer).
1.63
“Marketing Approval” means, with respect to a country or region, any and all approvals (including Regulatory Approval), licenses, registrations, or authorizations of any governmental authority that are required in order to Commercialize a pharmaceutical or biologic product in such country or region, including any Pricing and Reimbursement Approval where applicable for the Commercialization of any product in such country or region.
1.64
“Net Sales” means, with respect to a Licensed Product, the aggregate gross sales of such Licensed Product sold by a Party or any of its Affiliates or (Sub)licensees (each, a “Selling Party”) to a Third Party (including distributors, resellers, wholesalers, hospitals, and end users) (each, a “Buying Party”) in the Territory, less the following deductions, in each case, to the extent actually allowed and taken by any such Buying Party and not otherwise recovered by or reimbursed to the applicable Selling Party, all determined in accordance with the applicable Accounting Standard of the applicable Selling Party:

(a) reasonable and customary discounts, including trade, quantity or cash discounts and rebates, and patient discount programs;

(b) rebates, reimbursements, fees, clawbacks, discounts, allowances, chargebacks, and retroactive price reductions, including those granted to wholesalers, buying groups, retailers, managed health care organizations, governmental agencies, reimbursers, and trade customers;

(c) any amount paid or credited by reasons of defects, rejections, recalls, outdating or returns, such as unrecoverable damaged goods or rejections and including Licensed Product returned in connection with recalls or withdrawals;

(d) transportation, freight, postage charges and other charges, such as insurance, relating thereto, in each case paid or incurred by Selling Party and any other governmental charges or taxes imposed with respect to the sale, transportation, delivery, use, exportation, or importation of such Licensed Product;

(e) taxes, duties, tariffs, excises or other governmental charges or levies charged or imposed with respect to the import, export, production, sale, transportation, delivery or use of goods (other than income taxes);

(f) amounts written off by reason of uncollectible debt if and when actually written off or allowed in accordance with the Selling Party’s accounting policies, as consistently applied; provided that such amounts will be added back to Net Sales if and when collected; and

(g) other specifically identifiable amounts that have been credited against or deduct from gross sales of such Licensed Product and to the extent such amounts are customary deductions permitted under the applicable Accounting Standard from net sales calculations for reasons substantially equivalent to those listed above.

Such amounts shall be determined from the books and records of Selling Party, maintained in accordance with generally accepted accounting principles (in accordance with GAAP or IFRS, as applicable) as consistently applied across its pharmaceutical products generally.

Net Sales on Licensed Product provided as part of a non-cash exchange or other than through an arms-length transaction shall mean the average amount invoiced in arms-length sales of the same or equivalent Licensed Products during the applicable royalty reporting period in the same country, and if no such sales have occurred, shall be the fair market value of the transferred Licensed Product(s). Net Sales will be calculated only once for the first bona fide arm’s length sale of the Licensed Product to a Third Party that is not a Selling Party.

Net Sales excludes transfers of Licensed Product to Third Parties as bona fide samples, as donations, for the performance of Clinical Trials, or for similar purposes in accordance with applicable law pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program.

In the case of any Combination Product sold in a given country and reporting period, Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product in such country will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately in the same indication in such country, and B is the total invoice price of the Other Components in the Combination Product, if sold separately in the same indication in such country.

If, on a country-by-country basis in a particular reporting period, the Licensed Product is sold separately in the same indication in a country, but the Other Components in the Combination Product are not sold separately in the same indication in such country, then Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C, where A is the invoice price of the Licensed Product if sold separately in the same indication in such country, and C is the invoice price of the Combination Product in such country.

If, on a country-by-country basis in a particular reporting period, the Licensed Product in the Combination Product is not sold separately in the same indication in such country, but the Other Components included in the Combination Product are sold separately in the same indication in such country, then Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product by the fraction C-B/C, where B is the invoice price of the Other Components included in such Combination Product if sold separately in the same indication in such country, and C is the invoice price of the Combination Product in such country.

If neither the Licensed Product nor the Other Components are sold separately in the same indication in a given country during a particular reporting period, then Net Sales will be calculated based on Visara’s good faith estimate of the fair market value of the Licensed Product and each of the Other Components included in such Combination Product when sold in such indication in such country.

1.65
“Net Sales Royalty” has the meaning set forth in Section 8.4(a) (Royalties).
1.66
“Net Sales Statement” has the meaning set forth in Section 8.4(b) (Reports; Payment).
1.67
“Visara Development Plan” has the meaning set forth in Section 4.1 (Development Diligence Obligations).
1.68
“Non-Breaching Party” has the meaning set forth in Section 13.3(a) (Terminatio for Material Breach).
1.69
“Other Component” means any (a) therapeutically active ingredient that is not a Licensed Antibody (including any product of Visara), (b) delivery device or component therefor, (c) companion diagnostic, or (d) other product, process, or service that is sold with a Licensed Antibody for a fixed price.

1.70
“Party” and “Parties” have the meaning set forth in the Preamble.
1.71
“Patent Right” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.
1.72
“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority, or any other entity not specifically listed in this definition.
1.73
“Pharmacovigilance Agreement” has the meaning set forth in Section 5.2 (Adverse Event Reporting).
1.74
“Phase II Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States. For the purpose of this Agreement, Phase II Clinical Trial refers to a Phase IIb clinical trial as described in the Visara Development Plan.
1.75
“Phase III Clinical Trial” means a human clinical trial of a product, the design of which is acknowledged by the FDA to be sufficient for such clinical trial to satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar human clinical trial prescribed by the Regulatory Authority in a country other than the United States, the design of which is acknowledged by such Regulatory Authority to be sufficient for such clinical trial to satisfy the requirements of a pivotal efficacy and safety clinical trial.
1.76
“Phase IV Clinical Trial” means a human clinical trial of a compound or product for an indication that is (a) commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the compound or product for such indication (and which may include investigator sponsored clinical trials) in such country, including a clinical trial conducted due to the request or requirement of a Regulatory Authority in such country or as a condition of a previously granted Regulatory Approval in such country.
1.77
“Pricing and Reimbursement Approval” means the later of (a) the approval, agreement, determination, or governmental decision establishing a price for a pharmaceutical or biologic product that can be legally charged to consumers, if applicable in a given jurisdiction or country for the Commercialization of such pharmaceutical or biologic product in such jurisdiction or country; and (b) the approval, agreement, determination, or governmental decision establishing the level of reimbursement for a pharmaceutical or biologic product that will be reimbursed by governmental authorities, if either applicable in a given jurisdiction or country for the Commercialization of such pharmaceutical or biologic product in such jurisdiction or country.

1.78
“Publication” has the meaning set forth in Section 12.4 (Publications).
1.79
“Publishing Notice” has the meaning set forth in Section 12.4(b) (Publications).
1.80
“Publishing Party” has the meaning set forth in Section 12.4(b) (Publications).
1.81
“Regulatory Approval” means all approvals necessary for the Manufacture, marketing, importation, and sale of a product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements. Regulatory Approvals include approvals by Regulatory Authorities of INDs and BLAs. “Regulatory Approval” excludes Pricing and Reimbursement Approval.
1.82
“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of a product in such country or regulatory jurisdiction.
1.83
“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patent Rights, that prohibits a Person from Commercializing a Licensed Product, including orphan drug exclusivity or rights similar thereto in other countries or regulatory jurisdictions.
1.84
“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs and BLAs (as applications, but not the approvals with respect thereto).
1.85
“Residual Knowledge” has the meaning set forth in Section 12.6 (Residual Knowledge).
1.86
“ROFN Compound” has the meaning set forth in Section 2.7 (Right of First Negotiation).
1.87
“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon the First Commercial Sale of the Licensed Product in such country in the Licensed Territory, and ending upon the later to occur of (a) the expiration in such country of the last to expire of any Licensor Patent Right containing a Valid Claim covering such Licensed Product that would be infringed by the sale of such Licensed Product in such country; provided that if a Biosimilar Product to a Licensed Product is sold in accordance with applicable law in such country, then clause (a) of this definition will be deemed to no longer apply to extend the Royalty Term; or (b) 10 years after the First Commercial Sale in such country of such Licensed Product. Notwithstanding the foregoing, if a court of competent jurisdiction in a country in which the Royalty Term has ended as a result of the application of the foregoing clause (a) issues a final judgement that stops the sale of such Biosimilar Product, then the Royalty Term will be restored effective as of the date of the first sale of the Biosimilar Product through the expiration of such Royalty Term for the applicable Licensed Product in such country as if there had been no sale of the Biosimilar Product; provided that during the period commencing upon the first sale of such Biosimilar Product in such country and ending upon the expiration of the Royalty Term for the applicable Licensed Product in such country, all Royalties will be reduced by [***]of the Royalty payments that would have otherwise been due on Net Sales of the applicable Licensed Product in such country. For the avoidance of doubt, Visara will pay [***] of any Royalties that would have been due during the period commencing upon first sale of the applicable Biosimilar Product in the applicable country and ending on the date on which there is a final judgement that stops the sale of such Biosimilar Product in such country consistent with Section 8.4(b) (Reports; Payments).
1.88
“Sales Milestone Event” has the meaning set forth in Section 8.3(b) (Sales Milestones).
1.89
“Sales Milestone Payment” has the meaning set forth in Section 8.3(b) (Sales Milestones).
1.90
“Sublicensee” means, as the context indicates, any Third Party granted a sublicense by (a) Visara under the rights licensed to Visara, or (b) Licensor under the rights licensed to Licensor, in each case (a) and (b), pursuant to Article 2 (Licenses and Exclusivity) hereof.
1.91
“Sublicensing and Assignment Revenue” as the meaning set forth in Section 8.2(a) (Sublicensing and Assignment Revenue Sharing).
1.92
“Term” has the meaning set forth in Section 13.1 (Term).
1.93
“Terminated Country” has the meaning set forth in Section 13.5(a) (Effects of Termination Generally).
1.94
“Terminated Product(s)” has the meaning set forth in Section 13.5(a) (Effects of Termination Generally).
1.95
“Territory” means the Licensed Territory.
1.96
“Territory-Specific Payments” has the meaning set forth in Section 2.5 (Third Party In-Licenses).
1.97
“Third Party” means any entity other than Licensor or Visara or their respective Affiliates.
1.98
“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.99
“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).
1.100
“Valid Claim” means a claim of any issued, unexpired United States or granted foreign Patent Right that has not been dedicated to the public, disclaimed, abandoned, or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer, or otherwise.
1.101
“VAT” has the meaning set forth in Section 8.7(d) (VAT).
1.102
“VEGF” means vascular endothelial growth factor.
Article 2

LICENSES
2.1
License to Visara. Subject to the terms and conditions of this Agreement, Licensor hereby grants and agrees to grant to Visara, on behalf of itself and its Affiliates, (a) an exclusive (even as to Licensor and each of its Affiliates), royalty bearing license, with the right to sublicense (as permitted in accordance with Section 2.3 (Sublicensing)), under the Licensor Technology, to Develop, Commercialize, make or have made (subject to Article 6 (Manufacturing and Supply), use, sell, offer for sale, import, export, and otherwise exploit (collectively, “Exploit” or “Exploitation”) Licensed Antibodies and Licensed Products in the Field in the Territory.
2.2
License to Licensor. [Reserved].
2.3
Sublicensing. The license granted by Licensor to Visara in Section 2.1 (License to Visara) may be sublicensed by Visara through multiple tiers to any Affiliate of Visara or Third Party without any requirement of Licensor’s consent, provided that (i) Visara will notify Licensor of the grant of such sublicense and the identity of the applicable Sublicensee in writing no later than fifteen (15) days following the grant of such sublicense, and (ii) Visara shall provide Licensor with the redacted version of each such sublicense agreement for Licensor to determine its compliance with this Agreement. Each sublicense granted by Visara will be consistent with the terms of this Agreement and require each Sublicensee to comply with the terms of this Agreement that are applicable to such Sublicensee, and Visara will remain primarily liable to Licensor for the performance of all its obligations under this Agreement, including those conducted by a Sublicensee.
2.4
No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license or other rights, express or implied, under any intellectual property rights (whether by implication, estoppel or otherwise).
2.5
Third Party In-Licenses. During the Term, if either Party identifies any Patent Right or related Know-How owned or controlled by a Third Party in a particular country or other jurisdiction that it reasonably believes may, absent a license or agreement with such Third Party, be infringed by the Exploitation of any Licensor Patent Rights or Licensor Know-How in the Field in the Territory (“Blocking IP”), then it will so notify the other Party. Visara will have the first right, but not the obligation, to enter into a Third Party License under any Blocking IP. With respect to any such Third Party License that Visara enters into with the applicable Third Party, Visara will use reasonable efforts to ensure that such Third Party License includes the right to grant a sublicense to Licensor under such Blocking IP in the Territory on fair and reasonable terms. If Visara enters into such Third Party License, then Visara will be responsible for all payments payable to such Third Party thereunder that solely pertain to, or arise solely as a result of, the Exploitation of the Licensor Patent Rights or Licensor Know-How in the Territory (the “Territory-Specific Payments”), and will have the right to offset any such Territory-Specific Payments in accordance with Section 8.4(c)(ii) (Reduction for Blocking IP).
2.6
Technology Transfer.
(a)
Initial Technology Transfer. During the [***] following the Effective Date, which can be extended through reasonable mutual agreement in accordance with the Visara Development Plan, Licensor will provide to Visara copies of (i) all documents, data, and other Know-How included within the Licensor Know-How existing as of the Effective Date and (ii) the CMC package and Licensor Manufacturing Technology that Licensor submitted for IND filing and additional regulatory submissions as of the Effective Date in P.R. China, which will be transferred to Visara as contemplated in Section 2.6(b) (Manufacturing Technology Transfer) (the “Initial Technology Transfer”). Due to the subjective nature of this particular term (Section 2.6(a)), an omission of one or more documents, information, or data of Licensor during the Initial Technology shall not be deemed as a material breach of this Agreement unless the omission is material or the applicable documents, information, or data is intentionally or knowingly withheld or not fully provided to Visara. In addition, during the Term, Visara may request in writing any documents, data, or other Know-How that Visara reasonably believes is included in the Licensor Know-How, and Licensor will provide such Licensor Know-How that is in Licensor’s possession and Control.

(b)
Manufacturing Technology Transfer. In addition to the documents, data, and other Know-How provided to Visara pursuant to the Initial Technology Transfer, upon the request of Visara during the Term (provided that such request shall come no later than[***] after the Effective Date), Licensor will conduct a one-time-only transfer of all relevant documents, data, other Know-How or activities Controlled by Licensor as of the Effective Date necessary or reasonably useful to Manufacture the Licensed Products (“Licensor Manufacturing Technology”) to Visara or a CMO designated by Visara that is reasonably acceptable to Licensor (such approval not to be unreasonably withheld, conditioned, or delayed) to enable Visara or its designated CMO to assume the Manufacturing activities of the Licensed Products (the “Manufacturing Technology Transfer”) pursuant to a transfer plan to be agreed upon by the Parties. For clarity, the one-time-only transfer may include multiple steps and requests, subject to the transfer plan as agreed by the Parties.
(c)
Continuing Technical Service. The Parties understand that Licensor is not obligated to generate or transfer any additional Licensor Know-How other than the Licensor Know-How Controlled by Licensor as of the Effective Date. If Visara requests Licensor to conduct any further Development activities (including making any improvement to the Licensor Know-How that is necessary or reasonably useful to Manufacture the Licensed Products), the Parties may negotiate and execute a service agreement separately, pursuant to which Licensor may provide the agreed Development services to Visara with fair market consideration.
(d)
Costs of Manufacturing Technology Transfer. In the course of any Manufacturing Technology Transfer, Licensor will provide Visara with reasonable access by teleconference or in-person at Licensor’s, or any of its Affiliates’, facilities to Licensor or any of its Affiliates’ personnel involved in the Development or Manufacture of the Licensed Antibodies and Licensed Products to provide Visara with a reasonable level of technical assistance and consultation in connection with the Manufacturing Technology Transfer. Each Party will be responsible for its own costs for the foregoing reasonable level of consultation and assistance in connection with the Initial Technology Transfer. Licensor will be responsible for the costs of the one-time Manufacturing Technology Transfer set forth in Section 2.6(b) incurred by its employees in the aggregate up to an equivalent of [***] FTE in the [***] after the initiation of such Manufacturing Technology Transfer. If Visara requests Licensor to provide any technical service beyond the aforesaid scope, the Parties may negotiate and execute a technical service agreement separately, pursuant to which Licensor may provide the agreed technical service to Visara with fair market consideration. For clarity, in the event that upon Visara’s reasonable request, Licensor agrees to have its personnel travel to provide any in-person support hereunder, Visara shall reimburse Licensor for all reasonable out-of-pocket expenses incurred thereby (including the travel expenses incurred thereby).
2.7
Right of First Negotiation. If, during the Term, Licensor discovers or develops an Antibody or other product candidate that is not a Licensed Product or Backup Molecule, that inhibits [***]and that could reasonably be used to treat an [***] disease or disorder (each, a “ROFN Compound”), then, on a ROFN Compound-by-ROFN Compound basis, Licensor will provide to Visara written notice of the applicable ROFN Compound, and upon Visara’s election to be made no later than [***] days after receipt of such written notice, the Parties will negotiate in good faith and on an exclusive basis for a period of up to [***] days regarding the terms of a license agreement with respect to the Exploitation of such ROFN Compound for such ophthalmic disease or disorder (or an amendment to any existing agreement between the Parties with respect to the Exploitation of such ROFN Compound) in Territory. For the avoidance of doubt, a compound targeting [***], and one or more additional targets is a ROFN Compound. If, on a ROFN Compound-by-ROFN

Compound basis, the Parties do not agree on the terms of such a definitive agreement during the foregoing [***] day period, then Licensor will be free to develop the applicable ROFN Compound itself or, subject to the remainder of this Section 2.7 (Right of First Negotiation) enter into negotiations with a Third Party with respect to the terms of a definitive license agreement as described pursuant to which Licensor would grant to such Third Party rights to such ROFN Compound, provided that the material terms included in such definitive agreement with such Third Party will be no less favorable to Licensor than the applicable terms last offered by Licensor to Visara in such negotiations. If, with respect to a particular ROFN Compound, Licensor does not enter into such a definitive agreement with such Third Party within [***]after the conclusion of such negotiations with Visara, then Visara’s right of first negotiation under this Section 2.7 (Right of First Negotiation) with respect to such ROFN Compound will be reinstated.
Article 3

GOVERNANCE
3.1
Alliance Managers. No later than thirty (30) Business Days after the Execution Date, each Party will appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications including a general understanding of pharmaceutical Development and Commercialization to act as its alliance manager under this Agreement (each an “Alliance Manager”). The Alliance Managers will: (a) serve as the primary contact points between the Parties for the purpose of providing the other Party with information on the progress of such Party’s activities under this Agreement; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising disputes in a timely manner; (c) have the right to attend all JSC meetings as a non-voting member, and (d) after the JSC is disbanded under Section 3.4 (Discontinuation of JSC), provide annual Commercialization updates and coordinate ad hoc meetings between the Parties as necessary. Without limiting the foregoing, the Alliance Managers will be responsible (i) for scheduling JSC meetings, (ii) setting the agendas for JSC meetings, and (iii) preparing the draft minutes of such meetings (with the responsibility alternating between the Alliance Managers). Each Party may replace its Alliance Manager on written notice to the other Party.
3.2
Joint Steering Committee.
(a)
Formation; Composition. No later than thirty (30) Business Days after the Execution Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of two representatives from each Party (or appointed representatives of any Affiliate of such Party) with sufficient seniority and decision-making authority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-member employees or advisors to participate in, the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC. The Parties acknowledge that Licensor is represented on a similar joint steering committee (the “Global JSC”) is in place to coordinate the global (in and outside of the Territory defined herein) Exploitation of the Licensed Antibodies and Licensed Products and expects that Visara will be represented on that Global JSC on or about the Effective Date. The Parties agree to consolidate the JSC and the Global JSC with the understanding that the JSC’s responsibilities and decision-making authorities shall be updated to align with each Party’s rights and obligations to Exploit the Licensed Antibodies and Licensed Products in and outside of the Territory.
(b)
Specific Responsibilities. The JSC will:

i.
facilitate the flow of information between the Parties with respect to the Exploitation of the Licensed Antibodies and Licensed Products;
ii.
review, discuss, and/or determine whether to approve any Development Plan, or any update thereto in accordance with Section 4.1;
iii.
review and discuss any Development reports provided by Visara pursuant to Section 4.4 (Development Reports) and any Commercialization Reports provided by Visara pursuant to Section 7.2 (Commercialization Reports);
iv.
review and discuss regulatory updates, regulatory strategy, and regulatory affairs related to the Licensed Antibodies and Licensed Products including any major events and milestones with respect thereto;
v.
review and discuss mitigation of Unintended Delay that may impair Visara’s abilities to perform any Development activities hereunder;
vi.
oversee and coordinate the Technology Transfer in accordance with this Agreement and publications and safety/pharmacovigilance matters with respect to Licensed Products hereunder;
vii.
resolve any disagreement between the Parties relating to this Agreement; and
viii.
perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.
(c)
Meetings. During the Term, the JSC will meet on a quarterly basis, unless otherwise agreed to by the JSC. No later than [***] Business Days prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference, or, if agreed by the Parties, in person) by providing at least five (5) Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, in which event such Party will provide the members of the JSC no later than three (3) Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person, by videoconference, or by teleconference, as may be agreed by the Parties. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least two JSC members from each Party are present or participating (including by videoconference or teleconference) in such meeting.
(d)
Decision-Making. The representatives from each Party on the JSC, or the consolidated JSC as applicable, will have, collectively, one vote on behalf of that Party, and all decision making will be by consensus. Disputes at the JSC will be handled in accordance with Section 3.3 (Resolution of JSC Disputes).
3.3
Resolution of JSC Disputes.
(a)
Within the JSC. All decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible within [***]days after a Party affirmatively states that a decision needs to be made, then either Party may elect, by written notice to the other Party, to submit such issue the Parties’ Executive Officers in accordance with Section 3.3(b) (Referral to Executive Officers).
(b)
Referral to Executive Officers. If a Party makes an election under Section 3.3(a) (Resolution of JSC Disputes; Within the JSC) to refer a matter to the Executive Officers, then the Executive Officers will use good faith efforts to resolve promptly such matter, which good faith efforts will include at least one in-person, video, or telephonic meeting between such Executive Officers within [***]Business Days after the submission of such matter to them.
(c)
Final Decision-Making Authority. If the Executive Officers are unable to reach consensus on any such matter within [***]days after its submission to them, then Visara will have final decision-making authority over such matters in the Territory.
(d)
Limitations on Decision-Making. Without the other Party’s prior written consent, neither Party may unilaterally make a decision (in exercise of its final decision-making authority on any such matters) that (A) expands such Party’s contractual rights or reduces such Party’s contractual obligations under this Agreement, (B) results in a material increase in the other Party’s obligations, costs, or expenses or a limitation to the other Party’s rights under this Agreement, (C) conflicts with this Agreement, or would be reasonably likely to result in a violation of Applicable Law, the requirement of any Regulatory Authorities, or any agreement with any Third Party, or result in the infringement or misappropriation of intellectual property rights of any Third Party, or (D) is stated to require the agreement or consent of either Party or both Parties. In addition, no exercise by either Party of such Party’s decision-making authority can amend or waive compliance with any terms of this Agreement.
3.4
Discontinuation of JSC. Unless otherwise agreed by the Parties, the JSC (or the consolidated JSC as applicable) will continue to exist until the completion of the Development of the Licensed Antibodies and Licensed Products under this Agreement. Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Alliance Managers will directly exchange information as required under this Agreement and any references in this Agreement to decisions of the JSC will automatically become references to decisions by and between the Parties in writing, subject to the other terms of this Agreement and consistent with the terms of Section 3.3(c) (Final Decision Making Authority).

Article 4

DEVELOPMENT
4.1
Development Diligence Obligations. Visara will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of a Licensed Product in the Territory. A Development plan for Visara’s intended Development activities and regulatory activities is set forth on Schedule 4.1 (as amended by the Parties in accordance with this Agreement, the “Visara Development Plan”), and Visara shall conduct any Development and regulatory activities regarding the Licensed Antibodies and/or Licensed Product under this Agreement in accordance with the agreed Visara Development Plan. Any material amendment to the Visara Development Plan will be subject to notice to Licensor (such as via a JSC discussion or meeting), provided, however, in the event that Visara elects to make any change to the agreed timeline as set forth in the Development Plan or any change that would reasonably be expected to result in any material delay in any timelines with respect to the initiation of Phase IIb Clinical Trial or the initiation of Phase III Clinical Trial, each indicated as “FPI,” set forth in Schedule 4.1, Visara shall promptly notify Licensor and seek Licensor’s prior written consent. Any material delay due to objective scientific risk or Force Majeure event, in each case, that are beyond Visara’s reasonable control would be an “Unintended Delay.” Notwithstanding any provision to the contrary set forth in this Agreement, if Licensor terminates this Agreement as a result of a breach of Visara’s diligence obligations that is an Unintended Delay under this Section 4.1 (Development Diligence Obligations), then such termination will be Licensor’s sole and exclusive remedy with respect to such breach.
4.2
Data Transfer. Phase I and II Data in the Territory. Licensor will promptly transfer data and results and any supporting documentation (e.g., protocols, investigator’s brochures, case report forms, analysis plans) for the Licensed Products generated by or on behalf of Licensor or its Affiliates, Sublicensees, contractors, or subcontractors, if applicable, in a Phase I Clinical Trial or Phase II Clinical Trial for a Licensed Product (collectively the “Licensor Phase I and II Data”).
4.3
Development Records. Visara will, and will cause its Affiliates, Sublicensees, and subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of it and its Affiliates, Sublicensees, and subcontractors, respectively, pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices in accordance with applicable law in the Territory. Visara will maintain all such records relating to the Development of Licensed Antibodies and Licensed Products for a period of three years, or a longer period as may be required by applicable law or regulation, after the end of the Term. Visara will document all non-clinical and preclinical studies and Clinical Trials in formal written study reports in accordance with GLP, cGMP, and GCP in compliance with ICH Guidelines, as applicable, and in compliance with applicable law. For Licensor’s records of its Development activities as of the Effective Date, Licensor will maintain such records with its usual practices in accordance with applicable law in the Territory. Visara and Licensor will also maintain records of their respective Development activities pursuant to the Phase II Clinical Supply Agreement.
4.4
Development Reports. Visara will provide a report to Licensor summarizing the Development and regulatory activities for the Licensed Products performed by or on behalf of it and its Affiliates, Sublicensees, and subcontractors under the Visara Development Plan at least [***]months. Such reports and any additional information provided by Visara regarding Development and regulatory activities for the Licensed Products, in each case, will be subject to the terms of Article 12 (Confidentiality).

Article 5

REGULATORY
5.1
Regulatory Responsibilities. Subject to the terms and conditions of this Agreement, Visara will have control over and decision-making authority with respect to all regulatory activities for the Licensed Antibodies and Licensed Products in the Field in the Territory, both before and after obtaining Regulatory Approval, at its sole cost and expense, provided that Visara shall conduct all such regulatory activities in accordance with the agreed Visara Development Plan, and report to Licensor at least [***] months through the Development Report all such regulatory activities performed by or on behalf of it and its Affiliates, Sublicensees, and subcontractors during the Term. Promptly after the Effective Date, Licensor will use reasonable efforts to transfer its or its Affiliate’s sponsorship of the clinical trial in the Territory to Visara or its designee. Visara (itself or through its designee) will own all INDs, Marketing Approvals, Regulatory Approvals, other Regulatory Materials, and related documents, with respect to such Licensed Products (in each case, as applicable) in the Territory. Licensor will provide to Visara all assistance reasonably requested in connection with any Regulatory Materials or regulatory activities for the Licensed Products in the Territory.
5.2
Adverse Event Reporting. Within [***] days after the Effective Date, and in any event before the conduct of any Clinical Trial by Visara in the Territory, Visara will Develop and agree on a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, adverse events reporting, and signal detection (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement will provide that Visara will own the global safety database for the Licensed Products.

Article 6

MANUFACTURING AND SUPPLY
6.1
Product Supply.
(a)
Phase IIb Clinical Supply. Within [***] days after the Effective Date, and with reasonable assistance by Licensor, Visara will negotiate and enter into a manufacturing and supply agreement with the CMO that was previously engaged by Licensor for Manufacturing Licensed Antibodies and Licensed Products in the Territory which will govern the terms and conditions of the Manufacturing and supply of Licensed Antibodies and Licensed Products for Phase IIb Clinical Trial in the Territory between Visara and such CMO. Licensor will cooperate with the CMO and Visara to facilitate such a new manufacturing and supply agreement to avoid delay in the Phase IIb Clinical Supply due to regulatory requirements.
(b)
Phase III and Commercial Clinical Supply Service. At any time during the Term, if requested by Visara, and if agreed by the Parties, the Parties may negotiate and enter into a service agreement, pursuant to which Licensor may provide the agreed technical support service in connection with Phase III Clinical Trial or Commercialization supply.
6.2
Manufacturing by Visara. Following completion of the Manufacturing Technology Transfer for the Licensed Products pursuant to Section 2.6(b) (Manufacturing Technology Transfer), Visara will, by itself, by an Affiliate or through a designated CMO, have sole control over and decision making authority with respect to the Manufacture of the Licensed Products for Development and Commercial purposes in the Territory during the Term. For the avoidance of doubt, Visara’s indemnification obligation under Section 11.2 applies to Licensed Products Manufactured by Visara pursuant to the terms of this Section 6.2 (Manufacture by Visara).

Article 7

COMMERCIALIZATION
7.1
Commercialization Diligence Obligations. Following receipt of Regulatory Approval of the Licensed Product in any country in the Territory, Visara will use Commercially Reasonable Efforts to Commercialize such Licensed Product in such country in the Territory.
7.2
Commercialization Reports. For each [***] during which Visara is performing, or having performed, Commercialization activities for any Licensed Product, Visara will provide a report to Licensor summarizing the Commercialization activities for the Licensed Products performed during the period. Such reports and any additional information provided by Visara regarding Commercialization activities for the Licensed Products, in each case, will be subject to the terms of Article 12 (Confidentiality).

Article 8

FINANCIALS

8.1
Upfront Payment. This Agreement shall become effective upon the closing date of Visara’s series A financing (“Effective Date”), Visara will pay to Licensor within 30 Business Days after the Effective Date, a one-time, non-refundable, non-creditable payment in the amount of $7,000,000 (“Upfront Payment”). Visara shall communicate to Licensor in writing (including email) of such closing date. In addition, within [***] Business Days after the Effective Date, Visara will reimburse

Licensor its such out-of-pocket expenses for initiating its Phase IIa study and long-term toxicology study, up to [***] in accordance with the payment schedule as follows:
(a)
twelve (12) million RMB within thirty (30) Business Days after the Effective Date;
(b)
[***]; and
(c)
[***].
8.2
Revenue Sharing
(a)
Sublicensing and Assignment Revenue Sharing. “Sublicensing and Assignment Revenue” means all upfront payments (or in case there is no upfront payment, the purchase price, or any other payment of similar nature, either in cash, or equity or other form) received by Visara or its Affiliate from a Third Party if Visara or its Affiliate assigns, sub-license or otherwise dispose whole or any part of the title, rights and interests of the Licensed Antibody or the Licensed Product (“Product Deal”), but excluding: (a) royalty and other payments based Net Sales of the Licensed Product sold by such Third Party; (b) milestone payments based on the achievement of the same milestone events on the Licensed Product; (c) payments to fund or reimburse the actual costs of research, development, manufacture and similar services (including such amounts calculated on a commercially reasonable full-time equivalent, or FTE, rate basis, which FTE rates may include normal and customary allocations of overhead) for the Licensed Antibody or the Licensed Product performed for such Third Party during the term of the Product Deal; (d) equity investment or debt financing in Visara or its Affiliates, provided that, in the event that the share of the Sublicensing and Assignment Revenue payable to Licensor under such Product Deal is less than the higher of (i) [***], and (ii) the amount of the upfront payment for such Product Deal shall be no less than [***] of the total value of the Product Deal Visara shall obtain Licensor’s prior written consent before entering into such Product Deal. In the event that Visara enters into a Product Deal under the Licensed Technology in conjunction with an assignment or (sub)license or disposal to other intellectual property rights owned or controlled by Visara or its Affiliates, Visara shall reasonably allocate amount received between the Licensed Technology on one hand, and such other intellectual property rights on the other hand, and the amount allocated to such other intellectual property rights shall be excluded from Sublicense and Assignment Revenue.

Visara shall notify Licensor of such Product Deal immediately after Visara enters into an agreement for such Product Deal, and provide Licensor with sufficient written details of such Product Deal so that Licensor is able to determine the Sublicensing and Assignment Revenue payable to Licensor under such Product Deal. In the event that the upfront payment includes non-cash consideration, Licensor and Visara shall negotiate in good faith, subject to applicable laws and regulations as well as each Party’s internal controls, to determine the amount and form of such Sublicensing and Assignment Revenue to be shared under this Section 8.2. Visara shall pay to Licensor the share of such Sublicensing and Assignment Revenue within [***] Business Days upon Visara’s receipt of the upfront payment (or in case there is no upfront payment, the purchase price, or any other payment of similar nature, either in cash, or equity or other form) from such Third Party. For clarity, Sublicensing and Assignment Revenue sharing hereunder is applicable to each and multiple Product Deals. For clarity, if Visara assigns or sell whole or any part of the title, rights and interests of the Licensed Antibody or the Licensed Product to its Affiliate or a Third Party, the Parties acknowledge that the assignee or acquiror shall comply with this Agreement and shall share any Sublicense and Assignment Revenue received by it under any Product Deal with Licensor in accordance with this Section 8.2. In the event that Visara sublicenses or assigns its rights and obligations under this Agreement to an Affiliate, Visara shall notify in writing Licensor of such sublicense or assignment no later than [***] Business Days from its respective effective date and shall include in such notice information about upfront payments Visara shall receive from the

Affiliate; Visara and Licensor shall cooperate with each other to determine whether such upfront payments (or in case there is no upfront payment, the purchase price, or any other payment of similar nature, either in cash, or equity or other form) represent a material windfall for Visara or otherwise should be regarded as a Product Deal, and if so, any amount of such upfront payments (or in case there is no upfront payment, the purchase price, or any other payment of similar nature, either in cash, or equity or other form) received by Visara in excess of the costs it has incurred from the Execution Date to that receipt date in connection with the Licensed Product (including the costs under this Agreement) shall be included as Sublicensing and Assignment Revenue subject to this Section 8.2.

For any Sublicensing and Assignment Revenue received by or on behalf Visara or its Affiliate during its sponsored Phase IIb Clinical Trial but before the completion of the Phase II Clinical Trial from a Product Deal in the Territory, Visara shall share [***] of that Sublicensing and Assignment Revenue with Licensor. For any Sublicensing and Assignment Revenue received by or on behalf Visara or its Affiliate during its sponsored Phase IIb Clinical Trial but before the completion of the Phase II Clinical Trial from a Product Deal outside the Territory, Visara shall share [***] of that Sublicensing and Assignment Revenue with Licensor.

For any Sublicensing and Assignment Revenue received by or on behalf Visara or its Affiliate during its sponsored Phase III Clinical Trial but before the completion of the Phase III Clinical Trial from a Product Deal in the Territory, Visara shall share [***] of that Sublicensing and Assignment Revenue with Licensor. For any Sublicensing and Assignment Revenue received by or on behalf Visara or its Affiliate during its sponsored Phase III Clinical Trial but before the completion of the Phase III Clinical Trial from a Product Deal outside the Territory, Visara shall share [***] of that Sublicensing and Assignment Revenue with Licensor.

For clarity, in the event that a Product Deal involving the title, rights and interests of the Licensed Antibody or the Licensed Product both within and outside the Territory, the Parties will engage a qualified Third Party appraisal entity acceptable to both Parties to appraise and determine the value of the Licensed Antibody and/or the Licensed Product in the Territory and outside the Territory respectively, which will be subject to the applicable Sublicensing and Assignment Revenue sharing rate applied to the given territory as set forth in this Section. For any Sublicensing and Assignment Revenue received by or on behalf Visara or its Affiliate after completing of dosing in its sponsored Phase III Clinical Trial, Visara shall not be obligated to share any such Sublicensing and Assignment Revenue with Licensor.

(b)
Acquisition Deal Payment. In the event of the acquisition of Visara or its Affiliates by a Third Party of all or part of the business, stock or assets of Visara or its Affiliates involving the Licensed Antibody and/or the Licensed Product herein (a “Acquisition Deal”), the value of the Licensed Antibody and/or the Licensed Product acquired thereunder will be determined in accordance with the applicable appraisal report for such Acquisition Deal prepared by a qualified Third Party appraisal entity acceptable to Licensor (“Appraised Value”). Visara agrees to pay Licensor the upfront payment (or in case there is no upfront payment, the purchase price, or any other payment of similar nature, either in cash, or equity or other form) received by Visara or its Affiliates under the Acquisition Deal proportionately based on the Appraised Value of the Licensed Antibody and/or the Licensed Product herein, further following the proportion of the upfront payment sharing scheme as set forth in Section 8.2(a) above. In the event that the acquisition of Visara or its Affiliates by an Affiliate of all or part of the business, stock or assets of Visara or its Affiliates involving the Licensed Antibody and/or the Licensed Product herein, Visara shall notify in writing Licensor of such acquisition no later than [***] Business Days from its respective effective date and shall include in such notice information about upfront payments that Visara or its Affiliates shall receive from the Affiliate; Visara and Licensor shall cooperate with each other to determine whether such upfront payments (or in case there is no upfront payment, the purchase price, or any other payment of similar nature, either in cash, or equity or other form) represent a material windfall for Visara or its Affiliates or otherwise should be regarded as an Acquisition Deal, and if so, any amount of such upfront payments (or in case there is no upfront payment, the purchase price, or any other payment of similar nature, either in cash, or equity or other form) received by Visara or its Affiliates in excess of the costs it has incurred from the Execution Date to that receipt date in connection with the Licensed Product (including the costs under this Agreement) shall be shared with Licensor further following the proportion of the upfront payment sharing scheme as set forth in Section 8.2(a) above.

For illustration purpose, if Visara or its Affiliates receives an upfront payment of RMB 10,000,000 for the Acquisition Deal in the Territory, and the Appraised Value of the Licensed Antibody and/or the Licensed Product in the Territory is fifty percent (50%) of the value of the Acquisition Deal, and if the Acquisition Deal occurs during its sponsored Phase II Clinical Trial but before the completion of the Phase II Clinical Trial, then the payment payable to Licensor under such Acquisition Deal will be RMB 10,000,000 x 50% [***]. Alternatively, if Visara or its Affiliates receives an upfront payment of USD10,000,000 for the Acquisition Deal for the assets outside the Territory, and the Appraised Value of the Licensed Antibody and/or the Licensed Product outside the Territory is eighty percent (80%) of the value of the Acquisition Deal, and if the Acquisition Deal occurs during its sponsored Phase II Clinical Trial but before the completion of the Phase II Clinical Trial, then the payment payable to Licensor under such Acquisition Deal will be USD 10,000,000 x 80% x [***]. For clarity, in the event that an Acquisition Deal involving the title, rights and interests of the Licensed Antibody or the Licensed Product both within and outside the Territory, the applicable appraisal report for such Acquisition Deal shall further determine the value of the Licensed Antibody and/or the Licensed Product in the Territory and outside the Territory respectively, which will be subject to the applicable Sublicensing and Assignment Revenue sharing rate applied to the given territory as set forth in Section 8.2(a).

Visara shall notify Licensor of such Acquisition Deal immediately after Visara enters into an agreement for such Acquisition Deal, and provide Licensor with sufficient written details of such Acquisition Deal so that Licensor is able to determine the amount and other details of the upfront payment, purchase price or other payments of similar nature of the Acquisition Deal. Visara shall pay to Licensor such payments under the Acquisition Deal within [***] Business Days upon Visara’s receipt of the upfront payment, purchase price or other payments of similar nature under the Acquisition Deal from such Third Party.

8.3
Development and Sales Milestone Payments.
(a)
Development Milestones. Visara will make the one-time non-refundable, non-creditable milestone payments set forth in Table 8.3(a) below (each such payment a “Development Milestone Payment”) upon the first achievement of the corresponding milestone event (each such event a “Development Milestone Event”) by Visara or its Affiliates or Sublicensees as set forth in this Section 8.3(a). Visara will promptly notify Licensor in writing of the achievement of a Development Milestone Event by Visara or its Affiliates or Sublicensees promptly after the achievement thereof. Thereafter, Licensor will provide Visara with an invoice for the corresponding Development Milestone Payment, and Visara will pay to Licensor such Development Milestone Payment no later than [***] days after its receipt of an invoice for such Development Milestone Payment. If a subsequent Development milestone is achieved for a given country in the Territory (for example, in the event that a Phase II Clinical Trial is skipped), the Development Milestone Payment for the Development milestone event that was skipped shall be paid in addition to the Development Milestone Payment for the subsequent Development milestone event is made.

Table 8.3(a) - Development Milestones
No.	Development Milestone Event	Development Milestone Payment
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]
5	[***]	$[***]
6	[***]	$[***]

(b)
Sales Milestones. Visara will make the one-time, non-refundable, non-creditable milestone payments set forth in Table 8.3(b) below (each such payment a “Sales Milestone Payment”) upon the first achievement of the corresponding milestone event based on Net Sales of the Licensed Product in the Territory by Visara and its Affiliates and Sublicensees (each such event a “Sales Milestone Event”) as set forth in this Section 8.3(b). Visara will promptly notify Licensor in writing of the achievement of a Sales Milestone Event by Visara or its Affiliates or Sublicensees promptly after the achievement thereof. Thereafter, Licensor will provide Visara with an invoice for the corresponding Sales Milestone Payment, and Visara will pay to Licensor such Sales Milestone Payment no later than [***] days after its receipt of an invoice for such Sales Milestone Payment. For clarity, the Sales Milestone Payments in this Section 8.3(b) will be additive such that if multiple Sales Milestone Events specified below are achieved in the same Calendar Year, then the Sales Milestone Payments for all such Sales Milestone Events will be payable for the given Calendar Year.

Table 8.3(b) – Sales Milestones
No.	Sales Milestone Event	Sales Milestone Payment
1	[***]	$[***]
2	[***]	$[***]
3	[***]	$[***]
4	[***]	$[***]

8.4
Royalties.
(a)
Net Sales Royalty. During the Royalty Term for a Licensed Product in a country in the Territory, Visara will pay to Licensor royalties on annual Net Sales for the Licensed Products in the Territory at the royalty rates set forth below (the “Net Sales Royalty”):

Table 8.4(a) – Net Sales Royalties
Aggregate Net Sales Royalty Trigger	Net Sales Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

(b)
Reports; Payment. The Net Sales Royalty calculation will be delivered in writing by Visara to the Licensor within [***] days after the end of each Calendar Quarter, and will include the aggregate gross sales of the Licensed Product in the Territory during such Calendar Quarter by Visara and its Affiliates and (Sub)licensees, the corresponding Net Sales of the Licensed Product in the Territory during such Calendar Quarter by Visara and its Affiliates and (Sub)licensees, the aggregate amount of Net Sales in the current Calendar Year by Visara and its Affiliates and (Sub)licensees, and the amount of the Net Sales Royalty payment, as applicable, payable by Visara with respect to such Net Sales (each, a “Net Sales Statement”). Licensor will invoice Visara within [***] days after receipt of the Net Sales Statement. Visara will pay all invoices within[***] days from receipt of such invoice. All payments under this Agreement will be payable, in full, in U.S. dollars, regardless of the country(ies) in which such sales are made. For purposes of computing the royalty of any Licensed Product that is sold in a currency other than United States dollars, such currency will be converted into United States dollars at the median of the buying rate and the selling rate of exchange reported by the Wall Street Journal on the last day for the month in which such sales were recorded.
(c)
Reductions of Net Sales Royalty. Notwithstanding the foregoing:
i.
Royalty Reduction upon Expiration of Valid Claims. If, on a country-by-country and Licensed Product-by-Licensed Product basis, pursuant to Section 8.4(a) (Net Sales Royalty), any Net Sales Royalties are payable on Net Sales of a Licensed Product attributable to any country in the Territory where there is no Licensor Patent Right containing a Valid Claim covering such Licensed Product in such country (i.e., Net Sales Royalties are payable on Net Sales of a Licensed Product in a country on the basis of clauses (b) or (c) in the definition of Royalty Term), then, except as otherwise set forth in this Section 8.4(c) (Reductions of Net Sales Royalty), the royalty rates applicable to those Net Sales of such Licensed Product for such country will be reduced by [***] from those set forth in Section 8.4(a) (Net Sales Royalty).
ii.
Reduction for Blocking IP. With respect to any Third Party License pursuant to which Visara is granted rights under any Blocking IP to Exploit the Licensor Patent Rights or Licensor Know-How in a country or jurisdiction in the Territory, Visara will be entitled to deduct from any (A) Net Sales Royalties payable hereunder with respect to that country or other jurisdiction [***] of any amounts paid to such Third Party under such Third Party License to the extent attributable to such country or region and (B) milestone payments payable hereunder with respect to that country or other jurisdiction, [***] of any upfront or milestones paid to such Third Party under such Third Party License.
iii.
Royalty Floor. In no event will the Net Sales Royalties otherwise due to Licensor for the Licensed Products in a Calendar Quarter during the Royalty Term be reduced by more than [***] of the amount that would otherwise be due in such Calendar Quarter for the Licensed Products but for the reductions set forth in Section 8.4(c)(ii) (Reduction for Blocking IP). However, if Visara is unable to fully offset against Net Sales Royalties any reductions and deductions permitted under this Section 8.4(c) (Reductions of Net Sales Royalty) due to the operation of the foregoing floor, then Visara may carry forward any such amounts to reduce subsequent royalty payments in future periods.

8.5
Reduction of Royalty for Biosimilar Launch. On a country-by-country and Licensed Product-by-Licensed Product basis in the Territory, upon first sale of a Biosimilar Product with respect to a Licensed Product in a country in the Territory, the Royalty payable to Licensor for Net Sales of Licensed Products in the applicable country will be reduced by [***] if the Net Sales of such Licensed Product in such country in a Calendar Year is less than [***]of the average Net Sales of such Licensed Product in the [***] immediately before the launch of the first Biosimilar Product in such country in the Territory.
8.6
Books and Records; Audit Rights.
(a)
Licensor will have the right to engage, at its own cost and expense, subject to this Section 8.6 (Books and Records; Audit Rights), an independent nationally recognized public accounting firm in the United States chosen by Licensor and reasonably acceptable to Visara (which accounting firm will not be the external auditor of Licensor, will not have been hired or paid on a contingency basis, and will have experience auditing biotech or pharmaceutical companies) (a “CPA Firm”) to conduct an audit of Visara, its Affiliates or Sublicensees for the purposes of confirming Visara’s compliance with the payment provisions of this Agreement.
(b)
The CPA Firm will be given access to and will be permitted to examine such books and records of Visara as it will reasonably request, upon [***] days’ prior written notice having been given by Licensor, during regular business hours, for the sole purpose of determining compliance with the payment provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to Visara and will not include in its report or otherwise disclose to Licensor or any Third Party any information labeled by Visara as being confidential customer information regarding pricing or other competitively sensitive proprietary information.
(c)
Licensor and Visara will be entitled to receive a full written report of the CPA Firm with respect to its findings and Licensor will provide, without condition or qualification, Visara with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following Licensor’s receipt of same. In the event of any dispute between Licensor and Visara regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [***] days after delivery to both Parties of the CPA Firm’s report, each Party will select an internationally recognized independent certified public accounting firm (other than the CPA Firm), and the two firms chosen by the Parties will choose a third internationally recognized independent certified public accounting firm which will resolve the dispute, and such accounting firm’s determination will be binding on both Parties, absent manifest error by such accounting firm.
(d)
Within [***] days after completion of the CPA Firm’s audit, Visara will pay to Licensor any deficiency in the payment amount determined by the CPA Firm. If the report of the CPA Firm shows that Visara overpaid, then Visara will be entitled to off-set such overpayment against any payments then owed to Licensor hereunder. If no payments are then owed to Licensor, then Licensor will remit such overpayment to Visara. If the report of the CPA Firm shows a discrepancy between the amount of the royalty to which Licensor is entitled and the amounts actually paid hereunder by Visara, then in addition to the payment of the shortfall in the payment amounts due hereunder, if such discrepancy exceeds [***] of the audited amount, then the fees and expenses of the CPA Firm in performing such audit will be paid by Visara.

(e)
Licensor’s exercise of its audit rights under this Section 8.6 (Books and Records; Audit Rights) may not (i) be conducted for any Calendar Quarter more than three years after the end of such Calendar Quarter to which such books and records pertain, (ii) except for for-cause audit, be conducted more than [***] in any [***] period (unless a previous audit during such [***] period revealed a material underpayment with respect to such period), or (iii) be repeated for any Calendar [***].
8.7
Taxes.
(a)
Taxes on Income. Except as set forth in this Section 8.7 (Taxes), each Party will be solely responsible for the payment of any and all taxes levied on account of all payments it receives under this Agreement.
(b)
Tax Withholding. If applicable laws require the withholding of taxes, then Visara will make such withholding payments in a timely manner and will subtract the amount thereof from the payments to Licensor. Visara will promptly (as available) submit to Licensor appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. Visara will provide Licensor reasonable assistance in order to allow Licensor to obtain the benefit of any present or future treaty against double taxation or refund or reduction in taxes that may apply to the payments under this Agreement. Without limiting the generality of the foregoing, if Licensor is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding taxes, then it may deliver to Visara or the appropriate governmental authority in the Territory the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Visara of its obligation to withhold taxes. In such case, Visara will apply the reduced rate of withholding, or not withhold, as the case may be, provided that Visara is in receipt of evidence, in a form reasonably satisfactory to Visara (e.g., Licensor’s delivery of all applicable documentation) prior to the time that the applicable payments are due.
(c)
Tax Cooperation. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
(d)
VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that any value added tax or similar payment (“VAT”) does not represent an unnecessary cost in respect of payments made under this Agreement. If any VAT is owing in any jurisdiction with respect to any such payment, then Visara will pay such VAT and, such payment will be made after deduction of such VAT that is due specifically in relation to such payment to Licensor under this Agreement. In the event that any deducted VAT is later recovered by Visara or its Affiliates, Visara will promptly reimburse Licensor for the deducted amount. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Licensor will provide to Visara tax invoices showing the correct amount of VAT in respect of such payments hereunder.
8.8
Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] in which such payments are overdue; or (b) the maximum rate permitted by applicable law; in each case, calculated on the number of days such payment is delinquent, compounded monthly.
8.9
No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, neither Visara nor any of its Affiliates will be obligated to pay any additional fees, milestone payments, royalties, or other payments of any kind to or on behalf of Licensor or any of its Affiliates under this Agreement.

8.10
Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the payee Party will provide an invoice, together with reasonable supporting documentation, to the paying Party for such amounts owed. The paying Party will pay any undisputed amounts within [***] days after receipt of the invoice, and will pay any disputed amounts owed by the paying Party no later than [***] days after resolution of the dispute.
Article 9

INTELLECTUAL PROPERTY
9.1
Ownership.
(a)
Background Technology.
i.
As between the Parties, Licensor will retain all rights, title, and interests in and to any Patent Rights, Know-How, and other intellectual property rights owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of Licensor or any of its Affiliates during the Term outside of the scope of this Agreement, and (b) Visara will retain all rights, title, and interests in and to any Patent Rights, Know-How, and other intellectual property rights owned or Controlled by Visara or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of Visara or any of its Affiliates during the Term outside of the scope of this Agreement.
(b)
Arising Technology. Subject to the licenses granted in Article 2 (Licenses), each Party will exclusively retain all right, title and interest in and to, and ownership of, all Know-How, Patent Rights and other intellectual property developed or invented solely by or on behalf of such Party (or its Affiliates or its or their Sublicensees) in the course of performance of activities under this Agreement. Inventorship and ownership rights in Patent Rights and other Know-How invented or developed after the Effective Date under this Agreement will be determined under the intellectual property laws of the United States (regardless of where such Know-How or intellectual property was created, conceived, discovered, developed or reduced to practice).
(c)
Disclosure. Each Party will promptly disclose to the other Party all invention disclosures or other similar documents relating to Know-How (i) developed or invented by or on behalf of such Party hereunder during the Term and (ii) that is necessary or reasonably useful to Exploit Licensed Products in the other Party’s territory, and all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors relating to such Know-How, and will also respond promptly to reasonable requests from the other Party for additional information relating to such disclosures, documents or applications.
(d)
CREATE Act. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party may invoke this Agreement as a “joint research agreement” pursuant to the Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) without the prior written consent of the other Party.
9.2
Prosecution, Maintenance, and Enforcement of Licensor Technology.
(a)
Licensor Technology. From and after the Effective Date, Visara will have the right to control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) the Licensor Patent Rights, at Visara’s cost and expense, as well as filing for any patent term extensions or similar protections in the Territory, subject to Section 9.5 (Patent Right Extensions; Regulatory Exclusivity).
(b)
Notice and Comment; Step-In. Visara will provide Licensor copies of and a reasonable opportunity to review and comment upon the text of the applications relating to the Licensor Patent Rights. Visara will reasonably consider any comments from Licensor in good faith and will reasonably incorporate such comments where appropriate. Visara will provide Licensor with a copy of each application for a Licensor Patent Right as filed, together with notice of its filing date and application number. Visara will keep Licensor advised of the status of all material communications, actual and prospective filings or submissions regarding Licensor Patent Rights, and will give Licensor copies of and a reasonable opportunity to review and comment on any such communications, filings, and submissions proposed to be sent to any patent office or judicial body. Visara will reasonably consider in good faith Licensor’s comments on the communications, filings, and submission for the Licensor Patent Rights and if reasonable, include such comments in any response to a patent office or judicial body. Licensor will provide Visara any cooperation or assistance reasonably requested by Visara in connection with such filing, prosecution and maintenance (including defending or prosecuting office actions, prosecutions or interferences). If Visara declines to file for, prosecute or maintain (including defending or prosecuting office actions, prosecutions or interferences) any Licensor Patent Right, then it will promptly give Licensor reasonable notice thereof and thereafter, Licensor may, upon written notice to Visara and at Licensor’s sole cost, control the filing for, prosecution and maintenance of such Licensor Patent Right thereafter in accordance with this Section 9.2(a) (Licensor Technology), mutatis mutandis.
(c)
Transfer of Files. No later than [***] days after the Effective Date, Licensor will (i) provide Visara, at no charge, with copies of all major documents (including file histories and then current dockets) for the applicable Licensor Patent Rights that are in the file maintained by Licensor’s in-house or outside patent counsel for such Licensor Patent Rights or otherwise available to Licensor, including any major communications, filings, and drafts as well as written notice of any pending deadlines or communications for such Licensor Patent Rights (provided, however, that Licensor will provide notice of pending deadlines as promptly as possible after the Effective Date so as to ensure adequate time and coordination with respect to such deadlines), and (ii) execute and deliver any legal papers reasonably requested by Visara to effectuate transfer of control of the filing, prosecution and maintenance of the Licensor Patent Rights (excluding papers that transfer any right, title or interest in or to the Licensor Patent Rights other than such control). In the event Licensor assumes control of the preparation of, filing for, and prosecution and maintenance (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) with respect to any Licensor Patent Rights pursuant to Section 9.2(a) (Licensor Technology), then Visara will (A) provide Licensor with copies of any relevant communications, filings, drafts and documents not previously provided to Licensor as well as written notice of any pending deadlines or communications applicable thereto, and (B) execute and deliver any legal papers reasonably requested by Licensor to effectuate transfer of control of the filing, prosecution and maintenance of such Licensor Patent Rights (including papers that transfer any rights, title, or interests in or to the Licensor Patent Rights to Licensor).
(d)
Cooperation. Each Party will reasonably cooperate with the other Party in the filing, prosecution, defense, and maintenance of the Licensor Patent Rights. Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review applications and other filings, and requiring inventors, subcontractors, employees, and consultants and agents of such Party and any of its Affiliates, and for the prosecuting Party and any of its Affiliates and Sublicensees (with respect to Visara), to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Licensor Patent Rights.
9.3
Defense and Settlement of Third Party Claims.
(a)
Notice. Each Party will give the other Party prompt written notice of any allegation by any Third Party that a Patent Right or other right owned or controlled by it is infringed by the Exploitation of any Licensed Antibody or Licensed Product.
(b)
Visara’s Territory. From and after the Effective Date, if a Third Party asserts that a Patent Right or other right owned by it is infringed by the Exploitation of any Licensed Antibody or Licensed Product in the Field in the Territory, then Visara will have the first right to defend against any such assertions at Visara’s sole cost or elect to settle such claims (except as set forth below). Licensor or any of its Affiliates will assist Visara and cooperate in any such litigation at Licensor’s request. Licensor may join any defense pursuant to this Section 9.3(b) (Visara’s Territory), with its own counsel, at its sole cost and expense. Visara or any of its Affiliates may settle or consent to the entry of any judgment in any enforcement action hereunder without Licensor’s prior consent; provided, that Visara provides a reasonable opportunity for Licensor to review and comment on such proposed settlement or consent judgment, which comments will be considered in good faith. Notwithstanding the foregoing, Visara may not enter any settlement or consent judgment that imposes any liability or obligation on Licensor or any of its Affiliates (including without limitation any settlement in connection with Territory-Specific Payments or the Blocking IP) without the prior written consent of Licensor (such consent not to be unreasonably withheld, conditioned, or delayed). In the event Visara declines to take any action to defend against any such assertions under this Section, it will promptly give Licensor reasonable notice thereof and thereafter, Licensor will have the second right, but will not be obligated, to take control over any defense action in accordance with this Section 9.2(b) (Visara’s Territory), mutatis mutandis.
9.4
Enforcement.
(a)
Enforcement and Cooperation. If (i) Licensor or Visara becomes aware of any actual or suspected infringement of any Licensor Patent Right, or (ii) any such Licensor Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or re-examinations, which are addressed in Section 9.2(a) (Licensor Technology)), then such Party will notify the other Party promptly, and following such notification, the Parties will confer. Visara will have the first right, but will not be obligated, to defend any such action or proceeding in the Territory or bring an infringement action with respect to such infringement in the Territory at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense (including, at Visara’s sole discretion, granting a sublicense, covenant not to sue or other right with respect to an Antibody or product (including a Biosimilar Product) in the Field in the Territory). In the event Visara fails to defend such action, abate such infringement, or file an action to abate such infringement in the Territory within [***] days after a written request from the Licensor to do so, or if Visara discontinues the prosecution of any such action after filing without abating such infringement, then Licensor will have the second right, but will not be obligated, to defend any such action or proceeding in the Territory or bring an infringement action with respect to such infringement in the Territory at its own expense, in its own name and under its own direction and control. Regardless of which Party exercises its right this Section 9.4(a)

(Enforcement and Cooperation), the other Party and its Affiliates will reasonably assist such enforcing Party in any action or proceeding being defended or prosecuted if so requested, and will agree to be named in or join such action or proceeding if requested by such enforcing Party. If the other Party elects to be represented by legal counsel, then the enforcing Party will bear all of such Party’s related and reasonable legal costs and expenses if the other Party is required to be named in or joined in such action or proceeding or is joined in such action or proceeding at the enforcing Party’s request.
(b)
Damages. If either Party exercises the rights conferred in this Section 9.4 (Enforcement) and recovers any damages, payments, or other sums in such action or proceeding or in settlement thereof, then such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by such enforcing Party in connection therewith (including attorney’s fees). If such recovery is insufficient to cover all such costs and expenses of both Parties, then the enforcing Party’s costs will be paid in full first before any of the other Party’s costs. If after such reimbursement any funds will remain from such damages or other sums recovered, such funds will be treated as Net Sales of Visara in the Territory.
9.5
Patent Right Extensions; Regulatory Exclusivity.
(a)
Patent Right Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, Visara will have the first right to file for patent term extension or supplemental protection certificates or their equivalents and to determine which issued patent to extend. Licensor and any of its Affiliates will reasonably cooperate with Visara so as to enable Visara to exercise its rights under this Section 9.5(a) (Patent Right Term Extension). Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review any filings, and requiring inventors, subcontractors, employees, consultants and agents of Licensor or any of its Affiliates to execute all documents, as reasonable and appropriate so as to enable Visara to exercise its rights under this Section 9.5(a) (Patent Right Term Extension). In the event Visara declines to file for any such patent term extension or supplemental protection certificates or their equivalents, it will promptly give Licensor reasonable notice thereof and thereafter, Licensor will have the second right, but will not be obligated, to make such filing in accordance with this Section 9.5(a) (Patent Right Term Extension), mutatis mutandis.
(b)
Regulatory Exclusivity. With respect to Regulatory Exclusivity periods (such as orphan drug exclusivity and any available pediatric extensions), Visara will have the first right to seek and maintain all such Regulatory Exclusivity periods that may be available for the Licensed Products in the Field in the Territory. In the event Visara declines to seek for or maintain any such Regulatory Exclusivity period under this Section, it will promptly give Licensor reasonable notice thereof and thereafter, Licensor will have the second right, but will not be obligated, to seek and maintain such Regulatory Exclusivity periods.

Article 10

REPRESENTATIONS, WARRANTIES AND COVENANTS
10.1
Mutual Representations, Warranties, and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants, as applicable, as a material inducement for such other Party’s entry into this Agreement, as follows:

(a)
Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
(b)
Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder (including granting licenses and rights); (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
(c)
No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)
Consents. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.
(e)
Bankruptcy; Insolvency. It and its Affiliates are not subject to any action or petition, pending or otherwise, for bankruptcy or insolvency in any state, country, or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party or any of its Affiliates becoming or being declared insolvent, bankrupt, or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.
10.2
Additional Representations and Warranties of Licensor. Except as may be qualified by the disclosures set forth in the applicable schedules set forth below, Licensor represents and warrants to Visara as of the Effective Date and to its knowledge, as applicable, as follows:
(a)
No Conflicts. Neither Licensor nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest, or claim in or to, any Licensor Technology to any Third Party that would conflict with the licenses and other rights granted to Visara under this Agreement. The Licensor Technology constitutes all intellectual property rights Controlled by Licensor and any of its Affiliates that are necessary or reasonably useful for the Exploitation of the Licensed Antibodies or Licensed Products in the Field in the Territory.
(b)
Ownership. All Licensor Technology existing as of the Effective Date is exclusively Controlled by Licensor or any of its Affiliates, and is free and clear of any (i) liens, charges, security interests, and encumbrances or licenses, including claims by any governmental authority or academic or non-profit institution, and (ii) claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to Visara hereunder, or would give rise to any Third Party claims for payment against Visara or any of its Affiliates.
(c)
No Notice of Infringement or Misappropriation. Neither Licensor nor its Affiliates have received any written notice or threat in writing from any Third Party asserting or alleging that any Exploitation of the Licensor Technology, Licensed Products, or Licensed Antibodies prior to the Effective Date infringed, misappropriated, or otherwise violated any intellectual property rights of such Third Party. To the Licensor’s knowledge, the conception, development, and reduction to practice of any of the Licensor Technology has not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. Additionally, to the Licensor’s knowledge, there is no unauthorized use, infringement, or misappropriation of any Licensor Technology by any Third Party.
(d)
Licensor Patent Rights. Schedule 1.58 sets forth a complete and accurate list all Licensor Patent Rights as of the Effective Date. All Licensor Patent Rights existing as of the Effective Date have been and are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable law, have been and are being filed and maintained properly and all applicable fees have been paid on or before the due date for payment, and to the knowledge of Licensor, are not invalid or unenforceable, in whole or in part. There are no oppositions, nullity actions, interferences, inter partes reexaminations, inter partes reviews, post‑grant reviews, derivation proceedings, or other proceedings pending or threatened in writing (but excluding office actions or similar communications issued by the United States Patent Right and Trademark Office or any analogous foreign governmental authority). The inventorship of each Licensor Patent Right is properly identified on each patent and patent application, and to the Licensor’s knowledge there are not any disputes with respect to inventorship of any Licensor Patent Right. All Licensor Patent Rights have been duly and properly filed and maintained and the inventors thereof and to the Licensor’s knowledge the parties prosecuting such applications have complied in all material respects with their duty of candor and disclosure to the U.S. Patent Right and Trademark Office and other foreign patent offices in connection with such applications. The Licensor Patent Rights represent all Patent Rights owned, Controlled, or held for use by Licensor and any of its Affiliates that are necessary or reasonably useful for the Exploitation of the Licensed Antibodies or Licensed Products in the Territory.
(e)
Third Party Agreements. Neither Licensor nor any of its Affiliates have entered into any agreement with any Third Party pursuant to which Licensor Controls or grants any intellectual property rights with respect to the Licensor Technology or Licensed Antibodies for the Territory.
(f)
Licensed Antibodies. Licensor has disclosed to Visara all Antibodies that Licensor or any of its Affiliates owns or in-licenses, as of the Effective Date, that relate to the Licensed Antibodies including Backup Molecules.
(g)
Licensor Assignment. With respect to any Licensor Technology owned by Licensor, (i) Licensor and its Affiliates have obtained from all employees and independent contractors who participated in the invention or authorship thereof, assignments of all ownership rights of such employees and independent contractors in such Licensor Technology, either as described in written agreement or by operation of law; (ii) all of its employees, officers, contractors, and consultants have executed agreements or have existing obligations under applicable law requiring assignment to Licensor or its Affiliates, as applicable, of all rights, title, and interests in and to inventions made during the course of and as the result of this Agreement; and (iii) no officer or employee of Licensor or its Affiliates is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Licensor Technology to any Third Party.
(h)
All Material Information Furnished. Licensor has provided Visara with the opportunity to review all written material information or data in Licensor’s possession relating to the subject matter of this Agreement and such written material information or data is true, correct and complete in all material respects. Licensor has not intentionally concealed from Visara any such material information or data and has not withheld any material information related to the Licensor Technology, Licensed Antibodies, or Licensed Products, in each case, that was requested by Visara in writing.
(i)
Government Funding. No government funding, facilities of a university, college, or other educational institution or research center was used in the development of any Licensor Technology. No Person who was involved in, or who contributed to, the creation or development of any Licensor Patent Right has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Licensor’s rights in the Licensor Technology.
(j)
Conduct of Research and Development. Licensor and its Affiliates have conducted, and their respective contractors and consultants have conducted prior to the Effective Date, the Exploitation of the Licensor Technology, Licensed Antibodies, and Licensed Products in compliance with all applicable laws in all material aspects, including as applicable GLP, GCP, and cGMP and any applicable anti‑corruption or anti‑bribery laws or regulations of any governmental authority with jurisdiction over such Exploitation. Licensor possesses all permits, licenses, and other authorizations required to be held or maintained for the Manufacture of the Licensed Antibodies and Licensed Products as of the Effective Date. Licensor and its Affiliates did not use in any capacity in connection with the Exploitation of the Licensor Technology, Licensed Antibodies, and Licensed Products any Person that had been debarred as described in Section 306 of the FD&C Act, as amended, or that was the subject of a conviction described in such section.
(k)
Confidentiality of Trade Secrets. Licensor and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Licensor Know-How that constitutes trade secrets under applicable law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Know-How), and such Know-How has not been used, disclosed to, or discovered by any Third Party except as described in confidentiality agreements and, to Licensor’s knowledge, there has not been a breach by any party to such confidentiality agreements.
10.3
Covenants of Licensor. Licensor covenants to Visara that, during the Term:
(a)
Licensor will not, and will cause its Affiliates not to (a) license, sell, assign, or otherwise transfer to any Person, or otherwise encumber, the Licensor Technology or (b) incur or permit to exist, with respect to the Licensor Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties, or other restriction (including in connection with any indebtedness), in each case ((a) and (b)), in a manner that conflicts with, or limits the scope of, any of the rights or licenses granted to Visara hereunder;
(b)
Neither Licensor nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement with or otherwise obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that conflicts with or otherwise adversely affects the rights and licenses (or sublicenses, as the case may be) granted to Visara hereunder;
(c)
Licensor and its Affiliates will not, to their respective knowledge, misappropriate the trade secrets or other rights or property of any Third Party in the conception, development, and reduction to practice of any Licensor Technology;
(d)
Licensor will promptly inform Visara if it at any time becomes aware that any Licensed Antibody, Licensed Product, or Licensor Technology, infringes, misappropriates, or otherwise violates any intellectual property of any Third Party;
(e)
Licensor will, upon obtaining knowledge of any of its non-compliance with any applicable laws, including as applicable GLP, GCP, and cGMP and any applicable anti‑corruption or anti‑bribery laws or regulations of any governmental authority with jurisdiction over Exploitation of the Licensed Products or Licensed Antibodies, take all corrective action possible to remedy such non-compliance.
10.4
Additional Visara Covenants. Visara covenants to Licensor that, during the Term:
(a)
Visara and its Affiliates will not use in any capacity in connection with the Exploitation of the Licensor Technology, Licensed Antibodies, or Licensed Products any Person that had been debarred as described in Section 306 of the FD&C Act, as amended, or that was the subject of a conviction described in such section. In the course of performing its obligations and exercising its rights under this Agreement, Visara shall, and shall cause its Affiliates, Sublicensees and any Third Party contractors to, comply with all Applicable Laws, including but not limited to, as applicable, cGMP, GCP, and GLP standards;
(b)
Visara will not grant during the Term, any sublicense or other right under the Licensed Technology that is inconsistent with the license granted to Visara under this Agreement. Visara shall, and shall include in the applicable agreements with its Sublicensees and any Third Party contractors requiring them to, ensure that such person’s employees, including employees exiting the employ of such person, retain the confidentiality of all Confidential Information disclosed to it, do not carry out any unauthorized use or disclosure of such Licensor Technology and Confidential Information;
(c)
Neither Visara nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement with or otherwise obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that conflicts with or otherwise adversely affects Licensor Technology or any rights and interests available to Licensor hereunder; and
(d)
Visara has or will have sufficient financial wherewithal to (i) perform all of its obligations pursuant to this Agreement, and (ii) meet all of its obligations that come due in the ordinary course of business. Visara will have or can readily obtain, sufficient technical, clinical, and regulatory expertise to perform all of its obligations pursuant to this Agreement, including its obligations relating to the Exploitation of the Licensor Technology, Licensed Antibodies, or Licensed Products in the Territory.
10.5
NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PATENTS, KNOW‑HOW, MATERIALS, COMPOUND, PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR

NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE EXPLOITATION OF ANY COMPOUND OR PRODUCT AS DESCRIBED IN THIS AGREEMENT WILL BE SUCCESSFUL.

Article 11

INDEMNIFICATION
11.1
Indemnification by Licensor. Subject to the remainder of this Article 11 (Indemnification), Licensor will defend, indemnify, and hold Visara, its Affiliates, and its and their respective officers, directors, employees, and agents (the “Visara Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, taxes, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Visara Indemnitees, all to the extent resulting from claims, suits, proceedings, or causes of action brought by or on behalf of such Third Party against such Visara Indemnitees that arise from or are based on: (a) a breach of any of Licensor’s representations, warranties, or obligations under this Agreement; or (b) the willful misconduct or grossly negligent acts by or on behalf of Licensor or any of its Affiliates; excluding, in each case (a), and (b)), any damages or other amounts for which Visara has an obligation to indemnify any Licensor Indemnitee pursuant to Section 11.2 (Indemnification by Visara).
11.2
Indemnification by Visara. Subject to the remainder of this Article 11 (Indemnification), Visara will defend, indemnify, and hold Licensor, its Affiliates, and each of their respective officers, directors, employees, and agents (the “Licensor Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Licensor Indemnitees, all to the extent resulting from any claims, suits, proceedings, or causes of action brought by such Third Party against such Licensor Indemnitees that arise from or are based on: (a) the Exploitation of Licensed Antibodies or Licensed Products by or on behalf of Visara or any of its Affiliates in the Territory during the Term; (b) a breach of any of Visara’s representations, warranties, or obligations under this Agreement; or (c) the willful misconduct or grossly negligent acts by or on behalf of Visara or any of its Affiliates; excluding, in each case ((a), (b), and (c)), any damages or other amounts for which Licensor has an obligation to indemnify any Visara Indemnitee pursuant to Section 11.1 (Indemnification by Licensor).
11.3
Indemnification Procedures. The Party claiming indemnity under this Article 11 (Indemnification) (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 11.1 (Indemnification by Licensor) or Section 11.2 (Indemnification by Visara), as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 11.3 (Indemnification Procedures) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] days after receipt of the notice of the Claim. The assumption of defense of the Claim will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor will it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party will have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld. The Indemnified Party will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, then (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 11 (Indemnification) to obtain indemnification from the Indemnified Party.
11.4
Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR ANY LOST PROFITS, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR DAMAGES THAT ARISE AS A RESULT OF (A) A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, OR (B) A BREACH OF SECTION 2.7 (RIGHT OF FIRST NEGOTIATION) OR Article 12 (CONFIDENTIALITY). NOTHING IN THIS SECTION 11.4 (LIMITATION OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.
11.5
Insurance. During the Term, Visara will obtain and maintain, at its individual sole expense, the following minimum required insurance, and each such insurance policy will name the Licensor as an additional insured: comprehensive general liability insurance and clinical trials insurance. Any combination of Primary and Excess/Umbrella policies may be utilized to maintain the required limit structure. Visara is required to obtain and maintain clinical trial insurance only for those trials they are sponsoring. Visara will also maintain any mandatory insurance, including workers compensation coverage, in accordance with all applicable laws and regulations. Commercial insurance will be obtained from reputable and financially secure insurance carriers having a minimum A.M. Best rating (or equivalent) of A-. Visara will ensure continuity of coverage for claims, which may be presented during the six year period following the expiration or termination of this Agreement. Visara will furnish to the Licensor, on request, certificates of insurance evidencing the minimum required insurance, including notice of cancellation to be provided in accordance with the terms of the insurance policies. Such insurance will not be construed to create a limit of the insured Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification).

Article 12

CONFIDENTIALITY
12.1
Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, during the Term and for [***] years thereafter, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement (a) the terms of this Agreement or (b) any information and materials furnished to it by or on behalf of the other Party or any of its Affiliates or generated pursuant to this Agreement (collectively, “Confidential Information”). Confidential Information of a Party or any of its Affiliates will include all information and materials disclosed by such Party or any of its Affiliates or their respective designees that (i) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (ii) by its nature can reasonably be expected to be considered Confidential Information by the recipient. The terms of this Agreement will be deemed to be the Confidential Information of both Parties. The receiving Party will keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the receiving Party holds its own confidential information (but in no event less than a reasonable degree of care). For any Confidential Information that constitutes trade secrets of either Party, the foregoing non-disclosure obligations will continue for as long as such Confidential Information remains trade secrets. Neither Party may attempt to reverse engineer or perform reverse engineering on any trade secret or technology of the other Party licensed hereunder for any purpose other than to perform activities under this Agreement. Neither Party may remove any label setting forth that such information is Confidential Information or alter such label. Both Parties agree to mark all Licensed Products with the appropriate patent numbers to the extent the applicable Party does so for its other products on a country-by-country basis or as required by the Applicable Law of a country in which a Licensed Product is sold.
12.2
Exceptions. Information of a disclosing Party will not be Confidential Information of such disclosing Party to the extent that the receiving Party can demonstrate through competent evidence that such information: (A) was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure, (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party, (C) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement, (D) was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development; or (E) was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
12.3
Authorized Disclosure.
(a)
Permitted Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but of shorter duration, if customary): (A) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder, (B) to the extent such disclosure is reasonably necessary or useful in conducting Clinical Trials under this Agreement; or (C) to actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors or lenders (including in connection with any royalty factoring transaction), or; (ii) to the extent such disclosure is to a governmental authority as reasonably necessary in filing or prosecuting Patent Right, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including any disclosure to any securities exchange), obtaining Regulatory Approval or Marketing Approval or fulfilling post‑approval regulatory obligations for the Licensed Antibodies or Licensed Products, or

otherwise required by applicable law; provided, however, that if a Party is required by applicable law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and will only disclose that Confidential Information that is required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement, or (iv) to the extent agreed to by the Parties.
(b)
Press Release. The Parties may agree to issue an initial press release promptly after the Effective Date, the content of which will be agreed by the Parties. Other than the announcement and disclosures required by applicable law, the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information that is not already in the public domain, must first be reviewed and approved by both Parties in writing (with such approval not to be unreasonably withheld or delayed). After a disclosure or other public announcement has been reviewed and approved by both Parties in writing under this Section 12.3 (Authorized Disclosure), either Party may make subsequent public disclosures reiterating the same information without having to obtain the other Party’s prior consent and approval, so long as the information in such disclosure or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.
12.4
Publications. During the Term, each Party may present, publish, or otherwise publicly disclose (including at symposiums and conferences, and in printed or online publications, posters, presentations, and abstracts) any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions generated by or on behalf of either Party pursuant to this Agreement (each such proposed presentation or publication, a “Publication”) subject to the limitations set forth in this Section 12.4 (Publications) and Section 12.5 (Publication and Listing of Clinical Trials).
(a)
Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines.
(b)
A Party (“Publishing Party”) will provide the other Party with a copy of any proposed Publication at least [***] days prior to disclosure of such Publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain such other Party’s Confidential Information in accordance with the requirements of this Agreement. The Publishing Party will remove from the proposed Publication any Confidential Information of such non-Publishing Party that is reasonably requested by such non-Publishing Party. If such other Party notifies the Publishing Party in writing (“Publishing Notice”), within [***] days after receipt of the copy of the proposed Publication, that such Publication in its reasonable judgment contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection, then the Publishing Party will prevent or delay disclosure of such Publication for a period of [***] days or such other period of time as may be agreed by the Parties. If such other Party provides a Publishing Notice to the Publishing Party, within [***] days after receipt of the copy of the proposed

Publication, that such Publication in its reasonable judgment could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, then the Publishing Party will prevent or delay disclosure of such Publication for a period of time agreed by the Parties.
(c)
Each Party will provide the other Party a copy of the Publication at the time of the submission or presentation thereof.
(d)
Each Party agrees to determine the authorship of all Publications in accordance with all applicable International Committee of Medical Journal Editors (ICMJE) guidelines, and, in addition, to acknowledge the contributions of the other Party and its employees, in each case, as scientifically appropriate.
12.5
Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Products and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any applicable law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 12.5 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 12.4 (Publications).
12.6
Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, Confidential Information will not include any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any authorized representative of the receiving Party after having access to such Confidential Information (“Residual Knowledge”). Any use made by the receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.

Article 13

TERM AND TERMINATION
13.1
Term. This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination), will expire on a Licensed Product-by-Licensed Product and country-by-country basis (in the Territory) at the end of the applicable Royalty Term (the “Term”). Following the end of the Term for the applicable Licensed Product and in such country by expiration (but not termination), and subject to Licensor’s receipt of all the payments payable to Licensor hereunder with respect to such Licensed Product and such country, the licenses granted to Visara under Section 2.1 (License to Visara) for such Licensed Product and such country will survive termination and become perpetual, irrevocable, fully paid-up, and royalty-free.
13.2
Termination by Visara. Visara will have the right for any or no reason to terminate this Agreement in its entirety upon [***] days’ prior written notice to Licensor.
13.3
Termination for Breach or Insolvency.
(a)
Termination for Material Breach. Each Party (as applicable, the “Non-Breaching Party”) will have the right to terminate this Agreement with respect to those countries to which such breach relates upon written notice to the other Party (as applicable, the “Breaching Party”) if the Breaching Party materially breaches this Agreement, and, after receiving written notice from the Non-Breaching Party identifying such material breach by the Breaching Party in reasonable detail, fails to cure such material breach within [***] days from the date of such notice (or, if such breach cannot be cured within [***] days from the date of such notice despite the Breaching Party’s continued diligent efforts to cure in good faith, within an additional [***] days). The Parties acknowledge that any of the following event will constitute a “material breach” by Visara for the purpose of this Section 13.3 (a):
i.
if Visara is unable to make any payment due to Licensor hereunder for more than [***] days past the respective due date for such payment; or
ii.
if Visara is unable to initiate a Phase IIb Clinical Trial for the Licensed Product in Mainland China in accordance with the timeline agreed by the Parties in the Development Plan, provided however, if Visara reasonably believes that the Regulatory Authority in Mainland China will not allow the conduction of the Phase IIb Clinical Trial as set forth in the Development Plan, the Parties shall communicate the same with the Regulatory Authority in Mainland China, in which case if the Regulatory Authority in Mainland China does not reject the conduction of the Phase IIb Clinical Trial set forth in the Development Plan during the communication, it will constitute a “material breach” by Visara if Visara fails, in the absence of any Unintended Delay, to initiate such Phase IIb Clinical Trial for the Licensed Product in Mainland China within [***] after the aforesaid communication with the Regulatory Authority, except if Visara reasonably believes that Phase IIb Clinical Trial may be skipped and communicates to Licensor an updated Development Plan that sets forth a reasonable timeline of a China or global Phase III Clinical Trial (subject to Licensor’s prior consent on such updated timeline), such skipping of Phase IIb Clinical Trial shall not be a breach; or
iii.
if Visara is unable to initiate a Phase III Clinical Trial for the Licensed Product in Mainland China and in the United States in accordance with the timeline agreed by the Parties in the Development Plan (or as updated with the timeline subject to Licensor’s prior consent), provided, however, if Visara reasonably believes that the Regulatory Authority in Mainland China and/or in the United States will not allow the conduction of the Phase III Clinical Trial as set forth in the Development Plan (as updated with the timeline subject to Licensor’s prior consent), the Parties shall communicate the same with the applicable Regulatory Authority in Mainland China and/or in the United States, in which case if the applicable Regulatory Authority in Mainland China and/or in the United States do not reject the conduction of the Phase III Clinical Trial set forth in the Development Plan during the communication, it will constitute a “material breach” by Visara if Visara fails, in the absence of any Unintended Delay, to initiate such Phase III Clinical Trial for the Licensed Product in Mainland China and/or in the United States respectively within [***] after the aforesaid communication with the applicable Regulatory Authority.
iv.
if, in the absence of any Unintended Delay, Visara is otherwise unable to perform its obligations in the Development Plan within the timeline agreed by the Parties for more than [***].
(b)
Termination for Insolvency. To the extent permitted by applicable law, either Party may terminate this Agreement in whole upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] days after the filing thereof.
13.4
Termination for Patent Challenge. If Visara, its Affiliates, or their Sublicensees initiates or joins any challenge, whether in a court of law or in an administrative proceeding, to the validity or enforceability of any Licensor Patent Right, then Licensor may provide notice requesting Visara cease such patent challenge, and unless Visara or its Sublicensee (or the applicable Affiliate) causes such patent challenge to be withdrawn within [***] days of receiving such notice (or in the case of ex-parte proceedings, multi-party proceedings, or other patent challenges in which the challenging party does not have the power to unilaterally cause the patent challenge to be withdrawn, such challenging party withdraws as a party from such patent challenge (if applicable) and ceases actively assisting any other party to such patent challenge within [***] days of receiving such notice), then Licensor may, in its sole discretion, terminate Visara’s license to the applicable Licensor Patent Rights by providing written notice thereof to Visara. The foregoing termination right will not apply with respect to (a) any claim of a Licensor Patent Right that Licensor first asserts against Visara, its Sublicensees or any of their Affiliates where the patent challenge is made in defense of such assertion, or (b) any patent challenge commenced by a Third Party that after the Effective Date acquires Visara, a Sublicensee, or one of their Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise, but only with respect to a patent challenge commenced prior to the execution of the purchase agreement or merger agreement for such acquisition, provided that said Third Party and Visara will establish a firewall so that Licensor’s Know-How is not accessible to such Third Party for use in invalidating Licensor Patent Rights. In the case wherein a Third Party commences a patent challenge after the Effective Date, and said Third Party is later acquired by Visara, Licensor will not terminate this Agreement or any license granted hereunder if Visara causes any patent challenge initiated by said Third Party to be withdrawn within such [***]-day notice period (or in the case of ex-parte proceedings, multi-party proceedings, or other patent challenge in which the challenging party does not have the power to unilaterally cause the patent challenge to be withdrawn, Visara causes said Third Party to cease actively assisting any other party to such patent challenge within such [***]-day notice period). In addition, with respect to any patent challenge commenced by a Sublicensee (or an Affiliate of a Sublicensee), Licensor may not terminate the license granted to Visara under the applicable Licensor Patent Right(s) if Visara promptly terminates the sublicense granted to such Sublicensee upon the Sublicensee’s (or its Affiliate’s) failure to cause any patent challenge initiated by it to be withdrawn within such [***]-day notice period (or in the case of ex-parte proceedings, multi-party proceedings, or other patent challenge in which the challenging party does not have the power to unilaterally cause the patent challenge to be withdrawn, upon the Sublicensee’s (or its Affiliate’s) failure to withdraw as a party from such patent challenge and cease actively assisting any other party to such patent challenge within such [***]-day notice period).
13.5
Effects of Termination.
(a)
Effects of Termination Generally. In the event that this Agreement is terminated for a Licensed Product in a country in the Territory, then such Licensed Product will become a “Terminated Product” and such country will be a “Terminated Country.” Upon the termination of this Agreement (in addition to any other rights and obligations under this Article 13 (Term and Termination)):
i.
Licenses. As of the effective date of termination of this Agreement, all licenses and all other rights granted by Licensor to Visara under Section 2.1 (License to Visara) with respect to the Terminated Product(s) in the Terminated Countries will terminate. As of the effective date of termination of this Agreement, all sublicenses granted by Visara pursuant to Section 2.3 (Visara Sublicensing) with respect to the Terminated Product(s) will also terminate; provided, however, that at the request of any Sublicensee who is in compliance with and is not in breach of its applicable sublicense agreement, Licensor will enter into a direct license agreement with such Sublicensee with respect to the Terminated Product(s) or Licensed Products, on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each, a “New License Agreement”), regardless of the sublicense terms and conditions under any sublicense agreement between Visara and its Sublicensee. Under any such New License Agreement between Licensor and such former Sublicensee, such Sublicensee will be required to pay to Licensor the same amounts in consideration for such direct grant as Licensor would have otherwise received from Visara as described in this Agreement on account of such Sublicensee’s Exploitation of the relevant Licensed Products had this Agreement not been terminated, unless Licensor and such Sublicensee otherwise agreed. Under such New License Agreement, Licensor will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in this Agreement and all applicable rights of Licensor set forth in this Agreement will be included in such New License Agreement. Each Sublicensee will be an intended Third Party beneficiary of this Section 13.5(a)i (Licenses) with the right to enforce the same against Licensor. At the request of Visara, Licensor will issue a comfort letter directly to any potential Sublicensee confirming the terms of this Section 13.5(a)i (Licenses).
ii.
Return of Confidential Information. Upon the termination of this Agreement with respect to a Terminated Product in a Terminated Country, the receiving Party will return (or, as directed by the Disclosing Party, destroy) all Confidential Information of the Disclosing Party to the Disclosing Party related to such Terminated Product in such Terminated Country, as applicable, that is in the receiving Party’s possession or control (other than any Confidential Information required to continue to exercise a Party’s rights that survive termination of this Agreement), provided, however, copies may be retained and stored solely for the purpose of determining its obligations under this Agreement, subject to the non-disclosure and non-use obligation under Article 12 (Confidentiality) or as required by law. In addition, the receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by applicable law.
iii.
Arising Technology.

(A) In the event that Visara terminates this Agreement under Section 13.2 or Licensor terminates the Agreement under Section 13.3(a) for Visara’s uncured material breach, Visara will (and will cause its Affiliates and sublicensees to) promptly transfer and assign, at no additional costs, all Know-How, Patent Rights, any relevant documents, data, and other intellectual property (including Arising Technology owned or co-owned by Visara, all data and results and all supporting documentation, such as protocols, investigator’s brochures, case report forms, analysis plans) (i) developed or invented by or on behalf of Visara (or its Affiliates or its or their Sublicensees) in the course of performance of activities under this Agreement, or (ii) Controlled by Visara or its Affiliates related to the Terminated Product in the Terminated Country that are generated by or on behalf of Visara or its Affiliates, Sublicensees, or subcontractors, if applicable, during the Term and that has not been previously transferred or assigned to Licensor or one of its Affiliates or designees.

(B) In the event that the Agreement is terminated by either Party for reasons other than (A) above, upon timely written request of Licensor, the Parties shall negotiate in good faith a license and other terms and conditions for Licensor to receive a non-exclusive or exclusive, royalty-bearing and sublicensable (through multiple tiers) license under the Arising Technology owned or co-owned by Visara, including all Know-How, Patent Rights, any relevant documents, data, and other intellectual property (including all data and results and all supporting documentation, such as protocols, investigator’s brochures, case report forms, analysis plans), to Exploit any Licensed Product in the Territory; provided that, Licensor shall pay to Visara or its designee fair value consideration for such license (taking into account either Party’s actions or fault in the cause of the termination); provided further that, neither Party shall be obligated to enter into an agreement for any such license if the Parties are unable in good faith to agree on mutually acceptable terms and conditions.

iv.
Regulatory Approvals and Materials. For any Regulatory Materials and Regulatory Approvals for the Licensed Product that are held by Visara or its Affiliate or Sublicensees, Visara shall (and shall cause its Affiliates and sublicensees to), as instructed by Licensor and in the case of 13.5(a)(iii)(B) at its own costs, either (i) if permitted by Applicable Laws, promptly transfer and assign all such Regulatory Materials and Regulatory Approvals to Licensor or its designee, (ii) continue to hold any such Regulatory Materials and Regulatory Approvals for the sole benefit of Licensor or its designee under such Regulatory Materials and Regulatory Approvals for the Licensed Product in the Terminated Country until such time Licensor or its designee files its own Regulatory Materials and obtain its own Regulatory Approvals for the Licensed Product in the Terminated Country; and/or (iii) terminate or withdraw any such Regulatory Materials and Regulatory Approvals under Licensor’s instruction. Upon Licensor’s request and in the case of 13.5(a)(iii)(B) at its own costs, Visara shall provide Licensor with reasonable assistance and cooperation regarding any inquiries and correspondence with Regulatory Authorities relating to the Licensed Antibodies and Licensed Products in the Territory.
v.
Transition Assistance. Visara shall (and shall cause its Affiliates and Sublicensees to) reasonably cooperate with Licensor to facilitate orderly transition, and in the case of 13.5(a)(iii)(B), at Licensor’s own costs (including any costs that may be passed through to Licensor and any reasonable administrative costs incurred by Visara), of the Development, Manufacture and Commercialization of the Licensed Antibodies and Licensed Product to Licensor, including (i) assigning or amending as appropriate, upon request of Licensor, any agreements or arrangements with Third Party vendors to Develop, Manufacture, promote, distribute, sell or otherwise Commercialize the Licensed Product or, to the extent any such Third Party agreement or arrangement is not assignable to Licensor, reasonably cooperating with Licensor to arrange to continue to provide such services for a reasonable time after termination; (ii) to the extent that Visara or its Affiliate or Sublicensee is performing any activities described above in (i), reasonably cooperating with Licensor to transfer such activities to Licensor or its designee, and continuing to perform such activities on Licensor’s behalf for a reasonable time after termination until such transfer is completed; and (iii) providing Licensor with reasonable quantities of materials used or generated by Visara, its Affiliates and Sublicensees in the Development, Manufacture and Commercialization of the Licensed Antibodies and Licensed Product in the Territory, such as clinical brochures and promotional materials, or any chemical or biological materials, that were not received by Licensor.

13.6
Visara’s Alternative Remedy in Lieu of Termination. Licensor stipulates and agrees that Visara’s decision to enter into this Agreement and invest in the Development of the Licensed Products is premised upon the assumption that Licensor will perform its obligations under this Agreement, and that a material breach of the Agreement by Licensor will undermine the economic fundamentals of the transaction for Visara, and that in such event Visara’s damages arising from Licensor’s breach would be of uncertain amount and difficult to prove. Accordingly, if during the Term, Visara has the right to terminate this Agreement as described in Section 13.3 (Termination for Material Breach or Insolvency), then as the sole monetary remedy available to Visara (other than any equitable remedies), in lieu of terminating this Agreement Visara may, in its sole discretion, exercise an alternative remedy as follows, which Licensor stipulates and agrees would be a reasonable remedy in such circumstance and not a penalty: Visara may retain all of its licenses and other rights granted under this Agreement, subject to all of its payment and other obligations, except that the then-unearned milestone payments and the Net Sales Royalties payable thereafter under this Agreement will be reduced by [***] effective from and after the delivery of the applicable notice of breach.

For the avoidance of doubt, except as set forth in this Section 13.6 (Visara’s Alternative Remedy in Lieu of Termination), if Visara exercises the alternative remedy set forth above in this Section 13.6 (Visara’s Alternate Remedy in Lieu of Termination), then all rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by either Party as described in this Article 13 (Term and Termination). In addition, and notwithstanding anything to the contrary set forth in this Agreement, if Licensor disputes the allegation of a material breach and it is determined, as a result of the dispute resolution process set forth in Article 14 (Dispute Resolution), that Visara has the right to terminate this Agreement as described in Section 13.3(a) (Termination for Material Breach) based on the uncured material breach by Licensor or as described in Section 13.3(b) (Termination for Insolvency), then the adjustments of milestone payments and Net Sales Royalties contemplated by this Section 13.6 (Visara’s Alternative Remedy in Lieu of Termination) will be deemed effective since the date of notice of the applicable material breach, and Visara will have the right to credit any overpayment that has been made during the dispute resolution process against future payments payable to Licensor.

13.7
Other Remedies. Termination or expiration of this Agreement for any reason will not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
13.8
Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, the following provisions will survive and apply after expiration or termination of this Agreement in its entirety: Article 1 (Definitions), Section 4.3 (Development Records), Section 8.4 (Royalties) (but only with respect to Net Sales made during the Term), Section 8.6 (Books and Records; Audit Rights) (but only with respect to payment obligations accruing during the Term and only for a period of three years after expiration or termination), Section 8.8 (Late Payments) (but only with respect to payment obligations accruing during the Term), Section 9.1 (Ownership), Section 10.5 (No Other Representations or Warranties), Article 11 (Indemnification), Article 12 (Confidentiality), Section 13.1 (Term), Section 13.5 (Effects of Termination), Section 13.7 (Other Remedies), this Section 13.8 (Survival), Article 14 (Dispute Resolution), and Article 15

(Miscellaneous). In addition, the other applicable provisions of Article 8 (Financials) will survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration. For any surviving provisions requiring action or decision by an Executive Officer, each Party will appoint representatives to act as its Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing will terminate upon expiration or termination of this Agreement and be of no further force and effect.

Article 14

DISPUTE RESOLUTION

14.1
Resolution by Executive Officers. In the event of any dispute between the Parties under this Agreement (other than the matters that are subject to resolution by the JSC under Article 3 (Governance)), the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. If such dispute is not resolved on an informal basis within [***] Business Days, then either Party may refer the matter to the Executive Officers of the Parties for attempted resolution, whereupon the Executive Officers will confer and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] day period following such referral.
14.2
Litigation. With the exception of (a) legal actions, proceedings, or claims described in Section 14.4 (Injunctive Relief) and (b) Section 14.3 (Patent Right and Trademark Disputes) below, any legal action or proceedings to resolve a dispute that was not resolved under Section 14.1 (Resolution by Executive Officers) will be brought exclusively in a federal court of competent jurisdiction located in New York, New York, and in no other jurisdiction. Each Party hereby irrevocably consents to personal jurisdiction and venue in, and irrevocably agrees to service of process issued or authorized by, any such court in any such action or proceeding. The Parties hereby irrevocably waive any objection that they may now have or hereafter have to the laying of venue in the federal courts of New York in any such action or proceeding, and hereby irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby agree that any final judgment rendered by any such federal court of New York in any action or proceeding involving any Dispute, from which no appeal can be or is taken, may be enforced by the prevailing Party in any court of competent jurisdiction. THE PARTIES EXPRESSLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.
14.3
Patent Right and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Right or trademark relating to a Licensed Product will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Right or trademark were granted or arose.
14.4
Injunctive Relief. Nothing in this Article 14 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim equitable relief, concerning a dispute either prior to or during any proceeding if necessary to protect the interests of such Party or to preserve the status quo pending the proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, upon an adequate showing of material breach, and without further proof of irreparable harm other than this acknowledgement, such Non-Breaching Party will be entitled to seek (a) immediate equitable relief, specifically including both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For clarity, nothing in this Section 14.4 (Injunctive Relief) will otherwise limit a Breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3(a) (Termination for Material Breach).

Article 15

MISCELLANEOUS
15.1
Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, set forth the complete, final, and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof. In the event of any inconsistency between any plan hereunder and this Agreement, the terms of this Agreement will prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2
Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines (“Force Majeure”). In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease, such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances.
15.3
Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3 (Notices), and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 15.3 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Licensor:	AskGene Pharma, Inc. 5217 Verdugo Way Unit A CA 93012 Attention: [***] [***]

With a copy to (which will not constitute notice):	AskGene Pharma, Inc. 5217 Verdugo Way Unit A CA 93012 Attention: [***] [***]

If to Visara:	Visara, Inc. c/o I-MAB 2440 Research Boulevard, Suite 400, Rockville, MD 20850

Attention: [***] [***]
With a copy to (which will not constitute notice):	Visara, Inc.
c/o ABio-X Holdings, Inc. 117 Kendrick Street, Suite 400 Needham, MA 02494 Attention: [***] [***] Copy: [***]

15.4
No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
15.5
Rights in Bankruptcy.
(a)
All rights and licenses now or hereafter granted by Licensor to Visara under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Visara pursuant to Section 2.1 (License to Visara), are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy

Code. Upon the occurrence of any Insolvency Event with respect to Licensor, Licensor agrees that Visara, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Without limiting the generality of the foregoing, Licensor and Visara intend and agree that any sale of Licensor’s assets under Section 363 of the Bankruptcy Code will be subject to Visara’s rights under Section 365(n), that Visara cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Visara’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Visara. Further, each Party agrees and acknowledges that all payments by Visara to Licensor hereunder, other than the Net Sales Royalties, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. Licensor will, during the Term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. Licensor and Visara acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, and Regulatory Materials and other Regulatory Approvals. If (i) a case under the Bankruptcy Code is commenced by or against Licensor, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) Visara elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:
i.
provide to Visara all such intellectual property (including all embodiments thereof) held by Licensor and such successors and assigns, or otherwise available to them, immediately upon Visara’s written request. Whenever Licensor or any of its successors or assigns provides to Visara any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.5 (Rights in Bankruptcy), Visara will have the right to perform Licensor’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Visara will release Licensor from liability resulting from rejection of the license or the failure to perform such obligations; and
ii.
not interfere with Visara’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.
(b)
All rights, powers and remedies of Visara provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Licensor. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):
i.
the right of access to any intellectual property (including all embodiments thereof) of Licensor, or any Third Party with whom Licensor contracts to perform an obligation of Licensor under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Products; and

ii.
the right to contract directly with any Third Party to complete the contracted work.
15.6
Compliance with Applicable Law and Regulation. Each Party will, and will cause their Affiliates, licensees, Sublicensee, contractors, subcontractors, and consultants to comply with the applicable laws and regulations, including as applicable GLP, GCP, and cGMP and any applicable anti‑corruption or anti‑bribery laws or regulations of any governmental authority with jurisdiction over the activities contemplated under this Agreement, in the course of performing its obligations or exercising its rights pursuant to this Agreement (including the Exploitation of the Licensor Technology, Licensed Antibodies, and Licensed Products). No Party will be required to take any action under this Agreement that would, on written advice of counsel, require such Party to violate such applicable law or regulation.
15.7
Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” (l) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”), and (m) unless otherwise set forth herein, each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
15.8
Assignment. Neither Party may assign or transfer (whether by operation of applicable law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent (but with a prior written notice to the other Party) to (a) an Affiliate or (b) a successor to substantially all of such Party’s business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization, or other transaction. Any permitted successor or assignee of rights or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). Any permitted assignment will be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.8 (Assignment) will be null, void and of no legal effect.
15.9
Performance by Affiliates. Each Party may perform any obligations and exercise any right hereunder through any of its Affiliates, provided that such Party will remain primarily responsible for the other Party hereunder. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.10
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.11
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, then the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.
15.12
No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.13
Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.14
Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.
15.15
Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Execution Date.

AskGene Pharma, Inc.	Visara, Inc.

By: /s/ Jian-Feng Lu____________________	By: /s/ Sean Wuxiong Cao______________
Name: Jian-Feng (Jeff) Lu	Name: Sean Wuxiong Cao
Title: CEO	Title: Director

[Signature Page to Exclusive License Agreement]

IF " DOCVARIABLE "SWDocIDLocation" " = "1" "" ""

SCHEDULE 1.9
BACKUP MOLECULES

SCHEDULE 1.51
LICENSED ANTIBODY

SCHEDULE 1.58
LICENSOR PATENT RIGHTS

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SCHEDULE 4.1

Visara Development Plan